Form 10-K, Exhibit 13
period 2005-12-31
HENRY COUNTY BANCSHARES INC
filed 2006-03-14
CIK 706465

Exhibit 13

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2005

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2005

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Consolidated balance sheets	2
Consolidated statements of income	3
Consolidated statements of comprehensive income	4
Consolidated statements of stockholders’ equity	5
Consolidated statements of cash flows	6
Notes to consolidated financial statements	7-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Henry County Bancshares, Inc.

Stockbridge, Georgia

We have audited the accompanying consolidated balance sheets of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2005 based on criteria established in internal control – integrated framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 14, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting and an unqualified opinion on the effectiveness of Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

February 14, 2006

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

	2005	2004
Assets
Cash and due from banks	$15,950,626	$17,105,749
Interest-bearing deposits in banks	388,078	330,137
Federal funds sold	9,600,000	—
Securities available for sale	70,348,924	51,449,146
Securities held to maturity, at cost (fair value 2005 $297,166; 2004 $443,641)	295,785	432,725
Restricted equity securities, at cost	2,057,451	2,359,473
Loans held for sale	822,000	577,755
Loans	518,113,879	486,722,703
Less allowance for loan losses	4,971,852	4,488,958

Loans, net	513,142,027	482,233,745
Premises and equipment	9,041,588	9,097,573
Other assets	9,386,818	6,942,020

Total assets	$631,033,297	$570,528,323

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$84,615,988	$88,154,876
Interest-bearing	460,631,141	382,158,615

Total deposits	545,247,129	470,313,491
Other borrowings	19,988,352	42,057,905
Other liabilities	3,049,949	1,890,491

Total liabilities	568,285,430	514,261,887

Commitments and contingencies
Stockholders’ equity
Common stock, par value $2.50; 10,000,000 shares authorized; 7,237,065.60 shares issued	18,092,664	18,092,664
Surplus	739,560	739,560
Retained earnings	45,880,738	39,109,140
Accumulated other comprehensive loss	(399,481)	(109,314)
Treasury stock, 85,382 shares	(1,565,614)	(1,565,614)

Total stockholders’ equity	62,747,867	56,266,436

Total liabilities and stockholders’ equity	$631,033,297	$570,528,323

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
Interest income:
Loans, including fees	$34,226,407	$26,906,483	$23,719,723
Taxable securities	1,639,413	1,364,729	1,340,100
Nontaxable securities	225,926	325,269	447,358
Deposits in banks	14,887	6,545	23,390
Federal funds sold	494,918	82,010	217,764

Total interest income	36,601,551	28,685,036	25,748,335

Interest expense:
Deposits	12,812,755	8,873,571	8,523,860
Other borrowings	1,045,922	1,147,941	905,430

Total interest expense	13,858,677	10,021,512	9,429,290

Net interest income	22,742,874	18,663,524	16,319,045
Provision for loan losses	546,150	443,000	472,500

Net interest income after provision for loan losses	22,196,724	18,220,524	15,846,545

Other income:
Service charges on deposit accounts	1,908,418	2,280,582	2,350,417
Other service charges and fees	1,023,284	868,362	875,614
Gain on sale of land	—	—	216,905
Mortgage banking income	1,051,195	1,173,436	2,089,031

Total other income	3,982,897	4,322,380	5,531,967

Other expenses:
Salaries and employee benefits	6,340,830	5,799,164	5,762,785
Equipment and occupancy expenses	1,649,251	1,539,699	1,446,282
Other operating expenses	2,249,019	2,209,610	2,208,455

Total other expenses	10,239,100	9,548,473	9,417,522

Income before income taxes	15,940,521	12,994,431	11,960,990
Income tax expense	5,664,599	4,611,267	4,225,081

Net income	$10,275,922	$8,383,164	$7,735,909

Earnings per share	$1.44	$1.17	$1.08

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
Net income	$10,275,922	$8,383,164	$7,735,909

Other comprehensive loss:
Net unrealized holding losses arising during period, net of benefits of $(149,480), $(202,410) and $(153,678), respectively	(290,167)	(392,915)	(298,316)

Comprehensive income	$9,985,755	$7,990,249	$7,437,593

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Common Stock				Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Stockholders’ Equity
	Shares	Par Value	Surplus	Retained Earnings		Shares	Cost
Balance, December 31,2002	7,237,066	$18,092,664	$739,560	$28,647,251	$581,917	76,074	$(1,393,416)	$46,667,976
Net income	—	—	—	7,735,909	—	—	—	7,735,909
Cash dividends declared, $.38 per share	—	—	—	(2,721,177)	—	—	—	(2,721,177)
Other comprehensive loss	—	—	—	—	(298,316)	—	—	(298,316)

Balance, December 31,2003	7,237,066	18,092,664	739,560	33,661,983	283,601	76,074	(1,393,416)	51,384,392
Net income	—	—	—	8,383,164	—	—	—	8,383,164
Cash dividends declared, $.41 per share	—	—	—	(2,936,007)	—	—	—	(2,936,007)
Purchase of treasury stock	—	—	—	—	—	9,308	(172,198)	(172,198)
Other comprehensive loss	—	—	—	—	(392,915)	—	—	(392,915)

Balance, December 31,2004	7,237,066	18,092,664	739,560	39,109,140	(109,314)	85,382	(1,565,614)	56,266,436
Net income	—	—	—	10,275,922	—	—	—	10,275,922
Cash dividends declared, $.49 per share	—	—	—	(3,504,324)	—	—	—	(3,504,324)
Other comprehensive loss	—	—	—	—	(290,167)	—	—	(290,167)

Balance, December 31, 2005	7,237,066	$18,092,664	$739,560	$45,880,738	$(399,481)	85,382	$(1,565,614)	$62,747,867

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
OPERATING ACTIVITIES
Net income	$10,275,922	$8,383,164	$7,735,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	578,534	547,800	456,645
Provision for loan losses	546,150	443,000	472,500
Deferred income taxes	(389,379)	(111,019)	(33,587)
Gain on sale of land	—	—	(216,905)
Net (increase) decrease in loans held for sale	(244,245)	1,095,613	4,123,517
Increase in interest receivable	(1,396,977)	(677,699)	(231,283)
Increase (decrease) in interest payable	814,416	165,325	(209,362)
Net other operating activities	(163,919)	(30,564)	(660,784)

Net cash provided by operating activities	10,020,502	9,815,620	11,436,650

INVESTING ACTIVITIES
Purchases of securities available for sale	(33,242,717)	(22,970,861)	(62,674,779)
Proceeds from maturities of securities available for sale	13,903,291	27,426,244	67,811,637
Proceeds from maturities of securities held to maturity	136,940	139,644	326,839
Retirement (purchases) of restricted equity securities	302,022	(1,376,000)	500,000
Net (increase) decrease in federal funds sold	(9,600,000)	—	22,300,000
Net (increase) decrease in interest-bearing deposits in banks	(57,941)	241,747	576,880
Net increase in loans	(31,454,432)	(68,218,147)	(68,481,410)
Proceeds from sale of land	—	—	275,000
Purchase of premises and equipment	(522,549)	(546,086)	(1,042,626)

Net cash used in investing activities	(60,535,386)	(65,303,459)	(40,408,459)

FINANCING ACTIVITIES
Net increase in deposits	74,933,638	43,280,357	6,883,836
Net (repayments) proceeds from other borrowings	(22,069,553)	7,222,640	14,547,976
Dividends paid	(3,504,324)	(2,936,007)	(2,721,177)
Purchase of treasury stock	—	(172,198)	—

Net cash provided by financing activities	49,359,761	47,394,792	18,710,635

Net decrease in cash and due from banks	(1,155,123)	(8,093,047)	(10,261,174)
Cash and due from banks at beginning of year	17,105,749	25,198,796	35,459,970

Cash and due from banks at end of year	$15,950,626	$17,105,749	$25,198,796

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$13,044,261	$9,856,187	$9,638,652
Income taxes	$5,620,000	$4,581,960	$4,285,607

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE	1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Henry County Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, The First State Bank, (the “Bank”) and the Bank’s wholly-owned subsidiary, First Metro Mortgage Co. (“First Metro”). The Bank is a commercial bank located in Stockbridge, Henry County, Georgia with five other branches located in Henry County. The Bank provides a full range of banking services in its primary market area of Henry County and surrounding counties. First Metro is also located in Stockbridge and provides mortgage loan origination services in the same primary market area as the Bank.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits and other borrowings are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $339,000 and $216,000 at December 31, 2005 and 2004, respectively.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Equity securities without a readily determinable fair value are classified as available for sale and recorded at cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of held to maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans Held for Sale

Loans held for sale consist of mortgage loans originated by the Company which the Company intends to sell in the secondary market and are carried at the lower of cost or fair value, as determined by the aggregate outstanding commitments from investors, net of origination costs. These loans are sold with servicing rights attached; therefore, no servicing rights are retained by the Company.

The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, delinquencies within the first three to six months, which lead to loan default and foreclosure. These recourse provisions represent off-balance sheet risks in the normal course of business. Any liability applicable to loans sold with recourse would be included in other liabilities. No recourse liability was required at December 31, 2005 or December 31, 2004.

Mortgage banking income in the statement of income includes gains and losses on the sale of loans and miscellaneous fees received from borrowers. Gains and losses on the sale of loans are recognized at the settlement date and are determined by the difference between the selling price and the carrying value of the loans sold.

Loans

Loans are reported at their outstanding principal balances less the allowance for loan losses and net deferred fees and costs. Interest income is accrued on the outstanding principal balance.

Loan origination fees and certain direct costs are netted and recognized in income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The carrying amount of other real estate owned at December 31, 2005 and 2004 was $194,263 and $5,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Earnings per share are computed by dividing net income by the weighted average number of shares outstanding. Weighted average shares outstanding were 7,151,684, 7,159,873, and 7,160,992 for the years ending December 31, 2005, 2004, and 2003, respectively.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
December 31, 2005:
U.S. Government and agency Securities	$60,729,310	$—	$(537,791)	$60,191,519
State and municipal securities	5,293,573	45,267	(41,980)	5,296,860
Mortgage-backed securities	4,931,315	30,699	(101,469)	4,860,545

	$70,954,198	$75,966	$(681,240)	$70,348,924

December 31, 2004:
U.S. Government and agency securities	$38,432,302	$15,872	$(318,583)	$38,129,591
State and municipal securities	5,388,601	120,887	(4,846)	5,504,642
Mortgage-backed securities	7,793,870	108,903	(87,870)	7,814,913

	$51,614,773	$245,672	$(411,299)	$51,449,146

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Held to Maturity
December 31, 2005:
State and municipal securities	$270,000	$1,057	$—	$271,057
Mortgage-backed securities	25,785	324	$—	26,109

	$295,785	$1,381	$—	$297,166

December 31, 2004:
State and municipal securities	$370,000	$8,382	$—	$378,382
Mortgage-backed securities	62,725	2,534	$—	65,259

	$432,725	$10,916	$—	$443,641

Restricted equity securities are summarized as follows:

	December 31,
	2005	2004
Federal Home Loan Bank stock	$1,782,100	$2,126,000
Correspondent bank stock	275,351	233,473

	$2,057,451	$2,359,473

Securities with a carrying value of $58,976,000 and $47,828,000 at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities available for sale for the years ended December 31, 2005, 2004, and 2003.

The amortized cost and fair value of debt securities as of December 31, 2005 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$34,388,168	$34,197,041	$170,000	$170,705
Due from one to five years	29,392,846	29,033,505	100,000	100,352
Due from five to ten years	1,732,098	1,715,278	—	—
Due after ten years	509,771	542,555	—	—
Mortgage-backed securities	4,931,315	4,860,545	25,785	26,109

	$70,954,198	$70,348,924	$295,785	$297,166

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of securities is based on quoted market values and is significantly affected by the interest rate environment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Information pertaining to securities with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2005
Securities Available for Sale
U.S. Government and agency securities	$150,821	$32,044,755	$386,970	$27,056,763
State and municipal securities	39,114	2,861,232	2,866	310,234
Mortgage-backed securities	2,090	227,525	99,379	2,366,310

	$192,025	$35,133,512	$489,215	$29,733,307

December 31, 2004
U.S. Government and agency securities	$318,583	$34,669,631	$—	$—
State and municipal securities	4,846	917,254	—	—
Mortgage-backed securities	81,243	2,229,328	6,627	1,331,370

	$404,672	$37,816,213	$6,627	$1,331,370

The unrealized losses on the Company’s investments in U.S. Treasury obligations and direct obligations of the U.S. government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortize cost of the investment. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2005 and December 31, 2004.

The unrealized losses on the Company’s investment in State and municipal securities are caused by interest rate increases. The Company’s investments in state and municipal securities consist primarily of general obligations of municipalities located in the state of Georgia. Within the Company’s portfolio of state and municipal securities approximately 18% of the total fair value and 47% of the unrealized losses are attributed to general obligation bonds purchased during 2005 when interest rates were lower. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2005 and December 31, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The unrealized losses on the Company’s investment in federal agency mortgage-backed securities were caused by interest rate increases. The Company purchased those investments at a discount relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2005 and December 31, 2004.

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2005	2004
Commercial, financial, and agricultural	$36,349,000	$47,246,000
Real estate – construction	260,912,000	223,907,000
Real estate – mortgage	210,366,000	203,598,000
Consumer installment and other	10,486,879	11,971,703

	518,113,879	486,722,703
Allowance for loan losses	(4,971,852)	(4,488,958)

Loans, net	$513,142,027	$482,233,745

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2005	2004	2003
Balance, beginning of year	$4,488,958	$4,178,472	$3,827,270
Provision for loan losses	546,150	443,000	472,500
Loans charged off	(85,909)	(153,598)	(162,604)
Recoveries of loans previously charged off	22,653	21,084	41,306

Balance, end of year	$4,971,852	$4,488,958	$4,178,472

The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $781,922 and $498,606 at December 31, 2005 and 2004, respectively. There were no impaired loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2005 and 2004. The average recorded investment in impaired loans for 2005 and 2004 was $797,855 and $405,688, respectively. Interest income recognized on impaired loans for cash payments received was not material for the years ended 2005, 2004 and 2003.

Loans past due ninety days or more and still accruing interest amounted to $4,173,000 and $3,251,000 at December 31, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of year	$419,257
Advances	924,351
Repayments	(503,511)

Balance, end of year	$840,097

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2005	2004
Land	$2,211,515	$1,897,982
Buildings	8,998,338	8,987,451
Equipment	3,997,184	3,835,708
Construction in progress, estimated cost to complete $1,200,000	36,653	—

	15,243,690	14,721,141
Accumulated depreciation	(6,202,102)	(5,623,568)

	$9,041,588	$9,097,573

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 was $132,201,000 and $86,158,000, respectively. The scheduled maturities of time deposits at December 31, 2005 are as follows:

2006	$208,954,804
2007	39,677,343
2008	10,537,380
2009	14,767,994
2010	26,308,674

$300,246,195

The Company had brokered time deposits at December 31, 2005 and December 31, 2004 of $21,669,000 and $11,082,000, respectively.

Overdraft demand deposits reclassified to loans totaled $33,000 and $37,000 at December 31, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2005	2004
Advance from Federal Home Loan Bank with interest at 5.00%, due March 30, 2009	$5,000,000	$5,000,000
Advance from Federal Home Loan Bank with interest at 5.51%, due March 26, 2008	5,000,000	5,000,000
Advance from Federal Home Loan Bank with interest at 4.00%, due April 19, 2010	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 3.28%, due April 17, 2008	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 3.16%, due April 19, 2010	1,928,572	2,357,142
Advance from Federal Home Loan Bank with interest at 3 month LIBOR plus 2 basis points, adjustable quarterly, due March 17, 2006	—	10,000,000
Treasury, tax and loan note option account, with interest at .25% less than the federal funds rate, due on demand	1,059,780	500,763
Federal funds purchased and securities sold under agreements to repurchase	5,000,000	17,200,000

	$19,988,352	$42,057,905

The advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $11,388,000, Federal Home Loan Bank stock of $1,782,000 and Federal Home Loan Bank Agency bonds in the amount of $13,206,000.

Securities sold under agreements to repurchase, which are secured borrowings, generally mature within thirty days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis.

The Company has available unused lines of credit with various financial institutions totaling $31,600,000 at December 31, 2005.

NOTE 7. MORTGAGE BANKING INCOME

Mortgage banking income consists of the following:

	Years Ended December 31,
	2005	2004	2003
Gains (losses) on sale of loans	$502,309	$550,613	$997,390
Other fees from borrowers	548,886	622,823	1,091,641

	$1,051,195	$1,173,436	$2,089,031

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. EMPLOYEE BENEFIT PLANS

The Company has a noncontributory profit-sharing plan and a 401(k) retirement plan covering substantially all employees. Contributions to the plans charged to expense during 2005, 2004 and 2003 amounted to $398,259, $347,081 and $324,051 respectively.

The Company also has deferred compensation agreements with certain key officers. Amounts charged to expense under these agreements totaled $49,996, $38,386, and $58,082 for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 9. INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2005	2004	2003
Current	$6,053,978	$4,722,286	$4,258,668
Deferred	(389,379)	(111,019)	(33,587)

Income tax expense	$5,664,599	$4,611,267	$4,225,081

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2005	2004	2003
Income taxes at federal statutory rate	$6,057,398	$4,548,051	$4,186,347
Tax-exempt interest	(85,852)	(112,970)	(141,847)
State income taxes	334,538	208,016	278,592
Surtax exemption	(550,000)	(100,000)	(100,000)
Other items, net	(91,485)	68,170	1,989

Income tax expense	$5,664,599	$4,611,267	$4,225,081

The components of deferred income taxes are as follows:

	December 31,
	2005	2004
Deferred tax assets:
Loan loss reserves	$1,975,763	$1,630,830
Deferred compensation	228,614	203,992
Deferred loan fees	51,957	32,783
Securities available for sale	205,793	56,313

	2,462,127	1,923,918

Deferred tax liabilities:
Depreciation	205,770	206,420

Net deferred tax assets	$2,256,357	$1,717,498

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2005	2004
Commitments to extend credit	$104,126,894	$104,546,877
Other standby letters of credit	5,362,211	4,917,922

	$109,489,105	$109,464,799

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deemed necessary.

At December 31, 2005 and 2004, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2005 and 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTE 11. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Henry County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Ninety-one percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and recovery of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $10,000,000.

NOTE 12. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2005, approximately $5,192,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2005 and 2004, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2005:
Total Capital to Risk Weighted Assets:
Consolidated	$68,119	12.44%	$43,819	8.00%	N/A	N/A
Bank	$67,247	12.28%	$43,806	8.00%	$54,758	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$63,147	11.53%	$21,909	4.00%	N/A	N/A
Bank	$62,275	11.37%	$21,903	4.00%	$32,855	6.00%
Tier I Capital to Average Assets:
Consolidated	$63,147	9.73%	$25,965	4.00%	N/A	N/A
Bank	$62,275	9.60%	$25,959	4.00%	$32,449	5.00%
As of December 31, 2004:
Total Capital to Risk Weighted Assets:
Consolidated	$60,865	11.95%	$40,738	8.00%	N/A	N/A
Bank	$59,928	11.77%	$40,724	8.00%	$50,905	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$56,376	11.07%	$20,369	4.00%	N/A	N/A
Bank	$55,439	10.89%	$20,362	4.00%	$30,543	6.00%
Tier I Capital to Average Assets:
Consolidated	$56,376	9.52%	$20,684	4.00%	N/A	N/A
Bank	$55,439	9.37%	$20,677	4.00%	$29,597	5.00%

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-bearing Deposits in Banks and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximates fair values.

Securities: Fair values of securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximates fair values.

Loans and Loans Held For Sale: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable. The carrying amounts of loans held for sale approximate fair value.

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Repurchase Agreements and Other Borrowings: The carrying amount of variable rate borrowings and securities sold under repurchase agreements approximate fair value. The fair value of fixed rate other borrowings are estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

Accrued Interest: The carrying amounts of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$25,938,704	$25,938,704	$17,435,886	$17,435,886
Securities available for sale	70,348,924	70,348,924	51,449,146	51,449,146
Securities held to maturity	295,785	297,166	432,725	443,641
Restricted equity securities	2,057,451	2,057,451	2,359,473	2,359,473
Loans held for sale	822,000	822,000	577,755	577,755
Loans	513,142,027	511,459,235	482,233,745	485,377,672
Accrued interest receivable	5,098,800	5,098,800	3,701,823	3,701,823
Financial liabilities:
Deposits	545,247,129	545,100,934	470,313,491	470,232,804
Other borrowings	19,988,352	19,900,000	42,057,905	42,700,000
Accrued interest payable	2,061,602	2,061,602	1,247,186	1,247,186

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. SUPPLEMENTAL SEGMENT INFORMATION

The Company has two reportable segments: commercial banking and mortgage loan origination. The commercial banking segment provides traditional banking services offered through the Bank. The mortgage loan origination segment provides mortgage loan origination services offered through First Metro.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit and loss from operations before income taxes not including nonrecurring gains and losses.

The Company accounts for intersegment revenues and expenses as if the revenue/expense transactions were to third parties, that is, at current market prices.

The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment has different types and levels of credit and interest rate risk.

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2005	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$36,683,561	$14,988	$—	$(96,998)	$36,601,551
Interest expense	13,873,665	82,010	—	(96,998)	13,858,677
Net interest income (expense)	22,809,896	(67,022)	—	—	22,742,874
Intersegment net interest income (expense)	67,022	(67,022)	—	—	—
Other revenue from external sources	2,919,102	1,051,195	12,600	—	3,982,897
Intersegment other revenues (expense)	24,840	(24,840)	—	—	—
Depreciation	567,191	2,264	9,079	—	578,534
Provision for loan losses	546,150	—	—	—	546,150
Segment profit (loss)	16,124,988	(72,830)	(111,637)	—	15,940,521
Segment assets	631,874,962	1,856,742	916,963	(3,615,370)	631,033,297
Expenditures for premises and equipment	520,995	1,554	—	—	522,549

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2004	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$28,741,394	$15,108	$—	$(71,466)	$28,685,036
Interest expense	10,036,620	56,358	—	(71,466)	10,021,512
Net interest income (expense)	18,704,774	(41,250)	—	—	18,663,524
Intersegment net interest income (expense)	41,250	(41,250)	—	—	—
Other revenue from external sources	3,136,344	1,173,436	12,600	—	4,322,380
Intersegment other revenue (expense)	58,840	(58,840)	—	—	—
Depreciation	536,244	2,475	9,081	—	547,800
Provision for loan losses	443,000	—	—	—	443,000
Segment profit (loss)	13,029,496	42,789	(77,854)	—	12,994,431
Segment assets	571,402,974	1,684,930	962,259	(3,521,840)	570,528,323
Expenditures for premises and equipment	546,086	—	—	—	546,086

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	SUPPLEMENTAL SEGMENT INFORMATION (Continued)

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2003	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$25,854,550	$14,737	$—	$(120,952)	$25,748,335
Interest expense	9,444,027	106,215	—	(120,952)	9,429,290
Net interest income (expense)	16,410,523	(91,478)	—	—	16,319,045
Intersegment net interest income (expense)	91,478	(91,478)	—	—	—
Other revenue from external sources	3,430,336	2,089,031	12,600	—	5,531,967
Intersegment other revenue (expense)	58,840	(58,840)	—	—	—
Depreciation	444,961	2,603	9,081	—	456,645
Provision for loan losses	472,500	—	—	—	472,500
Segment profit (loss)	11,585,171	517,663	(141,844)	—	11,960,990
Segment assets	515,919,324	2,950,400	1,157,198	(4,889,589)	515,137,333
Expenditures for premises and equipment	1,037,509	5,117	—	—	1,042,626

NOTE 15.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2005 and 2004, statements of income, and cash flows for Henry County Bancshares, Inc. for the periods ended December 31, 2005, 2004, and 2003.

CONDENSED BALANCE SHEETS

	December 31,
	2005	2004
Assets
Cash	$709,534	$761,978
Investment in subsidiaries	61,875,904	55,329,177
Premises and equipment	161,089	170,168
Other assets	46,340	30,113

Total assets	$62,792,867	$56,291,436

Liabilities and Stockholders’ Equity
Other liabilities	$45,000	$25,000
Stockholders’ equity	62,747,867	56,266,436

Total liabilities and stockholders’ equity	$62,792,867	$56,291,436

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2005	2004	2003
Income
Dividends from bank subsidiary	$3,504,325	$2,936,007	$3,686,863
Rental income	12,600	12,600	12,600

	3,516,925	2,948,607	3,699,463

Expense
Salaries and employee benefits	—	16,667	100,703
Depreciation	9,079	9,081	9,081
Other expenses	115,158	64,706	44,660

Total expenses	124,237	90,454	154,444

Income before income tax benefits and equity in undistributed income of subsidiaries	3,392,688	2,858,153	3,545,019
Income tax benefits	(46,340)	(30,113)	(54,864)

Income before equity in undistributed income of subsidiaries	3,439,028	2,888,266	3,599,883
Equity in undistributed income of subsidiaries	6,836,894	5,494,898	4,136,026

Net income	$10,275,922	$8,383,164	$7,735,909

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
OPERATING ACTIVITIES
Net income	$10,275,922	$8,383,164	$7,735,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,079	9,081	9,081
Undistributed income of subsidiaries	(6,836,894)	(5,494,898)	(4,136,026)
Net other operating activities	3,773	49,751	7,175

Net cash provided by operating activities	3,451,880	2,947,098	3,616,139

FINANCING ACTIVITIES
Dividends paid	(3,504,324)	(2,936,007)	(2,721,177)
Purchase of treasury stock	—	(172,198)	—

Net cash used in financing activities	(3,504,324)	(3,108,205)	(2,721,177)

Net increase (decrease) in cash	(52,444)	(161,107)	894,962
Cash at beginning of year	761,978	923,085	28,123

Cash at end of year	$709,534	$761,978	$923,085