Form 10-K, Exhibit 13
period 2006-12-31
HENRY COUNTY BANCSHARES INC
filed 2007-03-13
CIK 706465

Exhibit 13

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2006

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

To the Board of Directors

Henry County Bancshares, Inc.

Stockbridge, Georgia

We have audited the accompanying consolidated balance sheets of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting and an unqualified opinion on the effectiveness of Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

February 27, 2007

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

	2006	2005
Assets
Cash and due from banks	$18,584,790	$15,950,626
Interest-bearing deposits in banks	294,763	388,078
Federal funds sold	5,500,000	9,600,000
Securities available for sale	84,379,359	70,348,924
Securities held to maturity, at cost (fair value 2006 $4,263,163; 2005 $297,166)	4,328,339	295,785
Restricted equity securities, at cost	2,369,651	2,057,451
Loans held for sale	666,066	822,000

Loans	561,646,248	518,113,879
Less allowance for loan losses	5,229,838	4,971,852

Loans, net	556,416,410	513,142,027

Premises and equipment	9,936,123	9,041,588
Other assets	11,835,315	9,386,818

Total assets	$694,310,816	$631,033,297

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$77,493,610	$84,615,988
Interest-bearing	517,379,804	460,631,141

Total deposits	594,873,414	545,247,129
Other borrowings	24,221,682	19,988,352
Other liabilities	4,017,123	3,049,949

Total liabilities	623,112,219	568,285,430

Commitments and contingencies

Stockholders’ equity
Common stock, par value $2.50; 20,000,000 shares authorized; 14,388,749.60 and 7,237,065.60 issued, respectively	35,971,874	18,092,664
Surplus	739,560	739,560
Retained earnings	35,942,063	45,880,738
Accumulated other comprehensive loss	(159,299)	(399,481)
Treasury stock, 67,282 and 85,382 shares, respectively	(1,295,601)	(1,565,614)

Total stockholders’ equity	71,198,597	62,747,867

Total liabilities and stockholders’ equity	$694,310,816	$631,033,297

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Interest income:
Loans, including fees	$44,108,552	$34,226,407	$26,906,483
Taxable securities	3,077,351	1,639,413	1,364,729
Nontaxable securities	332,024	225,926	325,269
Deposits in banks	13,719	14,887	6,545
Federal funds sold	780,048	494,918	82,010

Total interest income	48,311,694	36,601,551	28,685,036

Interest expense:
Deposits	19,357,142	12,812,755	8,873,571
Other borrowings	1,141,326	1,045,922	1,147,941

Total interest expense	20,498,468	13,858,677	10,021,512

Net interest income	27,813,226	22,742,874	18,663,524
Provision for loan losses	476,860	546,150	443,000

Net interest income after provision for loan losses	27,336,366	22,196,724	18,220,524

Other income:
Service charges on deposit accounts	1,492,460	1,908,418	2,280,582
Other service charges and fees	1,099,671	1,023,284	868,362
Mortgage banking income	703,566	1,051,195	1,173,436

Total other income	3,295,697	3,982,897	4,322,380

Other expenses:
Salaries and employee benefits	6,649,091	6,340,830	5,799,164
Equipment and occupancy expenses	1,698,863	1,649,251	1,539,699
Other operating expenses	2,265,734	2,249,019	2,209,610

Total other expenses	10,613,688	10,239,100	9,548,473

Income before income taxes	20,018,375	15,940,521	12,994,431

Income tax expense	7,609,083	5,664,599	4,611,267

Net income	$12,409,292	$10,275,922	$8,383,164

Earnings per share	$0.87	$0.72	$0.59

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Net income	$12,409,292	$10,275,922	$8,383,164

Other comprehensive income (loss):
Net unrealized holding gains (losses) arising during period, net of tax expense (benefits) of $123,730, $(149,480) and $(202,410), respectively	240,182	(290,167)	(392,915)

Comprehensive income	$12,649,474	$9,985,755	$7,990,249

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Common Stock			Retained	Accumulated Other Comprehensive	Treasury Stock		Total Stockholders’
	Shares	Par Value	Surplus	Earnings	Income (Loss)	Shares	Cost	Equity
Balance, December 31, 2003	7,237,066	$18,092,664	$739,560	$33,661,983	$283,601	76,074	$(1,393,416)	$51,384,392
Net income	—	—	—	8,383,164	—	—	—	8,383,164
Cash dividends declared, $.41 per share	—	—	—	(2,936,007)	—	—	—	(2,936,007)
Purchase of treasury stock	—	—	—	—	—	9,308	(172,198)	(172,198)
Other comprehensive loss	—	—	—	—	(392,915)	—	—	(392,915)

Balance, December 31, 2004	7,237,066	18,092,664	739,560	39,109,140	(109,314)	85,382	(1,565,614)	56,266,436
Net income	—	—	—	10,275,922	—	—	—	10,275,922
Cash dividends declared, $.49 per share	—	—	—	(3,504,324)	—	—	—	(3,504,324)
Other comprehensive loss	—	—	—	—	(290,167)	—	—	(290,167)

Balance, December 31, 2005	7,237,066	18,092,664	739,560	45,880,738	(399,481)	85,382	(1,565,614)	62,747,867
Net income	—	—	—	12,409,292	—	—	—	12,409,292
Two for one common stock split	7,151,684	17,879,210	—	(17,879,210)	—	—	—	—
Cash dividends declared, $.62 per share	—	—	—	(4,434,044)	—	—	—	(4,434,044)
Reissuance of treasury stock	—	—	—	(34,713)	—	(18,100)	270,013	235,300
Other comprehensive income	—	—	—	—	240,182	—	—	240,182

Balance, December 31, 2006	14,388,750	$35,971,874	$739,560	$35,942,063	$(159,299)	67,282	$(1,295,601)	$71,198,597

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
OPERATING ACTIVITIES
Net income	$12,409,292	$10,275,922	$8,383,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	601,386	578,534	547,800
Provision for loan losses	476,860	546,150	443,000
Loss on sale of other real estate	3,722	—	—
Deferred income taxes	(36,405)	(389,379)	(111,019)
Net (increase) decrease in loans held for sale	155,934	(244,245)	1,095,613
Increase in interest receivable	(1,679,023)	(1,396,977)	(677,699)
Increase in interest payable	1,079,952	814,416	165,325
Net other operating activities	246,826	25,344	(33,710)

Net cash provided by operating activities	13,258,544	10,209,765	9,812,474

INVESTING ACTIVITIES
Purchases of securities available for sale	(137,258,378)	(33,242,717)	(22,970,861)
Proceeds from maturities of securities available for sale	123,591,856	13,903,291	27,426,244
Purchases of securities held to maturity	(4,215,000)	—	—
Proceeds from maturities of securities held to maturity	182,446	136,940	139,644
(Purchases) retirement of restricted equity securities	(312,200)	302,022	(1,376,000)
Net (increase) decrease in federal funds sold	4,100,000	(9,600,000)	—
Net (increase) decrease in interest-bearing deposits in banks	93,315	(57,941)	241,747
Net increase in loans	(45,179,650)	(32,013,801)	(68,255,001)
Proceeds from sale of other real estate	208,281	370,106	40,000
Purchase of premises and equipment	(1,495,921)	(522,549)	(546,086)

Net cash used in investing activities	(60,285,251)	(60,724,649)	(65,300,313)

FINANCING ACTIVITIES
Net increase in deposits	49,626,285	74,933,638	43,280,357
Net proceeds (repayment) from other borrowings	4,233,330	(22,069,553)	7,222,640
Dividends paid	(4,434,044)	(3,504,324)	(2,936,007)
Reissuance (purchase) of treasury stock	235,300	—	(172,198)

Net cash provided by financing activities	49,660,871	49,359,761	47,394,792

Net increase (decrease) in cash and due from banks	2,634,164	(1,155,123)	(8,093,047)
Cash and due from banks at beginning of year	15,950,626	17,105,749	25,198,796

Cash and due from banks at end of year	$18,584,790	$15,950,626	$17,105,749

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$19,418,516	$13,044,261	$9,856,187
Income taxes	$7,630,923	$5,620,000	$4,581,960
NONCASH TRANSACTIONS
Other real estate acquired in settlement of loans	$1,597,669	$682,050	$36,854
Financed sales of other real estate owned	$169,262	$—	$—

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

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $93,000 and $339,000 at December 31, 2006 and 2005, respectively.

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

Loans Held for Sale

Loans held for sale consist of mortgage loans originated by the Company, which the Company intends to sell into the secondary market and are carried at the lower of cost or fair value, as determined by the aggregate outstanding commitments from investors, net of origination costs. These loans are sold with servicing rights attached; therefore, no servicing rights are retained by the Company.

The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, delinquencies within the first three to six months, which lead to loan default and foreclosure. These recourse provisions represent off-balance sheet risks in the normal course of business. Any liability applicable to loans sold with recourse would be included in other liabilities. No recourse liability was required at December 31, 2006 or December 31, 2005.

Mortgage banking income in the statement of income includes gains and losses on the sale of loans and miscellaneous fees received from borrowers. Gains and losses on the sale of loans are recognized at the settlement date and are determined by the difference between the selling price and the carrying value of the loans sold.

Loans

Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

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

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The carrying amount of other real estate owned at December 31, 2006 and 2005 was $1,410,667 and $194,263, respectively.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Earnings per share are computed by dividing net income by the weighted average number of shares outstanding. Weighted average shares outstanding were 14,303,517, 14,303,368, and 14,311,557 for the years ending December 31, 2006, 2005 and 2004, respectively. Weighted average shares outstanding for the years ending December 31, 2006, 2005, and 2004 have been adjusted for a two for one stock split in the form of a 100% stock dividend declared and paid on December 14, 2006.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Reclassifications

Certain items on the consolidated statements of cash flows for the years ended December 31, 2005 and 2004 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109. This interpretation addresses the accounting for uncertainty in income taxes recognized in a Company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. It prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken in a tax return. It requires that only benefits from tax positions that are more-likely-than-not of being sustained upon examination should be recognized in the financial statements. These benefits would be recorded at amounts considered to be the maximum amounts more-likely-than-not of being sustained. At the time these positions become more-likely-than-not to be disallowed, their recognition would be reversed. This interpretation is effective for fiscal years beginning after December 15, 2006 and is not expected to have a material impact on the Company’s financial condition or results of operations.

Recent Accounting Standards (Continued)

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. The standard provides for guidance for using fair value to measure assets and liabilities. It defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurement. Under the standard, fair value refers to the price what would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be used on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
December 31, 2006:
U.S. Treasury securities	$—	$—	$—	$—
Government-sponsored agencies	71,435,383	58,442	(231,274)	71,262,551
State and municipal securities	5,194,263	31,384	(42,478)	5,183,169
Mortgage-backed securities	7,991,076	56,221	(113,658)	7,933,639

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

	$84,620,722	$146,047	$(387,410)	$84,379,359

December 31, 2005:
U.S. Treasury securities	$996,663	$—	$(1,038)	$995,625
Government-sponsored agencies	59,732,647	—	(536,753)	59,195,894
State and municipal securities	5,293,573	45,267	(41,980)	5,296,860
Mortgage-backed securities	4,931,315	30,699	(101,469)	4,860,545

	$70,954,198	$75,966	$(681,240)	$70,348,924

Securities Held to Maturity
December 31, 2006:
State and municipal securities	$4,315,000	$7,006	$(72,191)	$4,249,815
Mortgage-backed securities	13,339	9	—	13,348

	$4,328,339	$7,015	$(72,191)	$4,263,163

December 31, 2005:
State and municipal securities	$270,000	$1,057	$—	$271,057
Mortgage-backed securities	25,785	324	—	26,109

	$295,785	$1,381	$—	$297,166

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

Restricted equity securities are summarized as follows:

	December 31,
	2006	2005
Federal Home Loan Bank stock	$2,094,300	$1,782,100
Correspondent bank stock	275,351	275,351

	$2,369,651	$2,057,451

Securities with a carrying value of $66,695,000 and $58,976,000 at December 31, 2006 and 2005, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities available-for-sale for the years ended December 31, 2006, 2005, and 2004.

The amortized cost and fair value of debt securities as of December 31, 2006 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$20,512,273	$20,371,383	$100,000	$100,108
Due from one to five years	48,374,359	48,304,246	3,215,000	3,214,797
Due from five to ten years	7,234,502	7,231,146	1,000,000	934,910
Due after ten years	508,512	538,945	—	—
Mortgage-backed securities	7,991,076	7,933,639	13,339	13,348

	$84,620,722	$84,379,359	$4,328,339	$4,263,163

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2006
U.S. Treasury securities	$—	$—	$—	$—
Government-sponsored agencies	21,398	19,473,958	209,876	26,086,305
State and municipal securities	76,623	4,047,441	38,046	1,967,454
Mortgage-backed securities	304	74,009	113,354	1,721,455

	$98,325	$23,595,408	$361,276	$29,775,214

December 31, 2005
U.S. Treasury securities	$1,038	$995,625	$—	$—
Government-sponsored agencies	149,783	31,049,130	386,970	27,056,763
State and municipal securities	39,114	2,861,232	2,866	310,234
Mortgage-backed securities	2,090	227,525	99,379	2,366,310

	$192,025	$35,133,512	$489,215	$29,733,307

The unrealized losses on the Company’s investments in U.S. Treasury obligations and direct obligations of the U.S. government sponsored agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2006 and December 31, 2005.

The unrealized losses on the Company’s investment in State and municipal securities are caused by interest rate increases. The Company’s investments in State and municipal securities consist primarily of general obligations of municipalities located in the state of Georgia. Within the Company’s portfolio of State and municipal securities approximately 50% of the total fair value and 58% of the unrealized losses are attributed to general obligation bonds purchased during 2005 when interest rates were lower. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2006 and December 31, 2005.

The unrealized losses on the Company’s investment in federal agency mortgage-backed securities were caused by interest rate increases. The Company purchased those investments at a discount relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2006 and December 31, 2005.

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2006	2005
Commercial, financial, and agricultural	$32,765,000	$36,349,000
Real estate – construction	309,565,000	260,912,000
Real estate – mortgage	210,368,000	210,366,000
Consumer installment and other	8,948,248	10,486,879

	561,646,248	518,113,879
Allowance for loan losses	(5,229,838)	(4,971,852)

Loans, net	$556,416,410	$513,142,027

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2006	2005	2004
Balance, beginning of year	$4,971,852	$4,488,958	$4,178,472
Provision for loan losses	476,860	546,150	443,000
Loans charged off	(240,608)	(85,909)	(153,598)
Recoveries of loans previously charged off	21,734	22,653	21,084

Balance, end of year	$5,229,838	$4,971,852	$4,488,958

The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $416,377 and $781,922 at December 31, 2006 and 2005, respectively. There were no impaired loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2006 and 2005. The average recorded investment in impaired loans for 2006 and 2005 was $1,035,750 and $797,855, respectively. Interest income recognized on impaired loans for cash payments received was not material for the years ended 2006, 2005 and 2004.

Loans past due ninety days or more and still accruing interest amounted to $1,001,000 and $4,173,000 at December 31, 2006 and 2005, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2006 are as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

Balance, beginning of year	$840,097
Advances	85,016
Repayments	(587,018)

Balance, end of year	$338,095

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2006	2005
Land	$2,209,015	$2,211,515
Buildings	8,998,338	8,998,338
Equipment	4,186,339	3,997,184
Construction in progress, estimated cost to complete $275,000	1,345,920	36,653

	16,739,612	15,243,690
Accumulated depreciation	(6,803,489)	(6,202,102)

	$9,936,123	$9,041,588

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2006 and 2005 was $153,971,000 and $132,201,000, respectively. The scheduled maturities of time deposits at December 31, 2006 are as follows:

2007	$ 289,229,533
2008	29,184,170
2009	15,790,584
2010	14,607,602
2011	12,845,291

$361,657,180

The Company had brokered time deposits of $17,034,000 and $21,669,000 at December 31, 2006 and December 31, 2005, respectively.

Overdraft demand deposits reclassified to loans totaled $133,000 and $33,000 at December 31, 2006 and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2006	2005
Advance from Federal Home Loan Bank with interest at 5.00%, due March 30, 2009.	$—	$5,000,000
Advance from Federal Home Loan Bank with interest at 5.51%, due March 26, 2008.	5,000,000	5,000,000
Advance from Federal Home Loan Bank with interest at 4.00%, due April 19, 2010.	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 3.28%, due April 17, 2008.	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 3.16%, due April 19, 2010.	1,500,000	1,928,572
Advance from Federal Home Loan Bank with interest at prime minus 287.5 basis points (5.375% at December 31, 2006), adjustable daily, due June 28, 2007.	10,000,000	—
Treasury, tax and loan note option account, with interest at .25% less than the federal funds rate, due on demand.	721,682	1,059,780
Federal funds purchased and securities sold under agreements to repurchase.	5,000,000	5,000,000

	$24,221,682	$19,988,352

The advances from the Federal Home Loan Bank are secured by Federal Home Loan Bank stock of $2,094,300 and Federal Home Loan Bank Agency bonds in the amount of $19,690,000.

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

The Company has available unused lines of credit with various financial institutions totaling $31,600,000 at December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. MORTGAGE BANKING INCOME

Mortgage banking income consists of the following:

	Years Ended December 31,
	2006	2005	2004
Gains (losses) on sale of loans	$330,959	$502,309	$550,613
Other fees from borrowers	372,607	548,886	622,823

	$703,566	$1,051,195	$1,173,436

NOTE 8. EMPLOYEE BENEFIT PLANS

The Company has a noncontributory profit-sharing plan and a 401(k) retirement plan covering substantially all employees. Contributions to the plans charged to expense during 2006, 2005 and 2004 amounted to $417,816, $398,259 and $347,081, respectively.

The Company also has deferred compensation agreements with certain key officers. Amounts charged to expense under these agreements totaled $53,064, $49,996, and $38,386 for the years ended December 31, 2006, 2005 and 2004, respectively.

NOTE 9. INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2006	2005	2004
Current	$7,645,488	$6,053,978	$4,722,286
Deferred	(36,405)	(389,379)	(111,019)

Income tax expense	$7,609,083	$5,664,599	$4,611,267

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2006	2005	2004
Income taxes at federal statutory rate	$7,006,431	$6,057,398	$4,548,051
Tax-exempt interest	(109,750)	(85,852)	(112,970)
State income taxes	580,302	334,538	208,016
Surtax exemption	—	(550,000)	(100,000)
Other items, net	132,100	(91,485)	68,170

Income tax expense	$7,609,083	$5,664,599	$4,611,267

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Loan loss reserves	$1,975,988	$1,975,763
Deferred compensation	223,262	228,614
Deferred loan fees	50,064	51,957
Securities available for sale	82,063	205,793

	2,331,377	2,462,127

Deferred tax liabilities:
Depreciation	162,345	205,770

Net deferred tax assets	$2,169,032	$2,256,357

NOTE 10. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

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

	December 31,
	2006	2005
Commitments to extend credit	$104,075,148	$104,126,894
Other standby letters of credit	6,485,481	5,362,211

	$110,560,629	$109,489,105

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES (Continued)

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

At December 31, 2006 and 2005, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2006 and 2005.

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

Ninety-three percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and recovery of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $12,000,000.

NOTE 12. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2006, approximately $6,278,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REGULATORY MATTERS (Continued)

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2006 and 2005, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2006:
Total Capital to Risk
Weighted Assets:
Consolidated	$76,588	12.77%	$47,987	8.00%	N/A	N/A
Bank	$75,518	12.59%	$47,975	8.00%	$59,969	10.00%
Tier I Capital to Risk
Weighted Assets:
Consolidated	$71,358	11.90%	$23,994	4.00%	N/A	N/A
Bank	$70,288	11.72%	$23,987	4.00%	$35,981	6.00%
Tier I Capital to
Average Assets:
Consolidated	$71,358	9.85%	$28,973	4.00%	N/A	N/A
Bank	$70,288	9.71%	$28,963	4.00%	$36,204	5.00%
As of December 31, 2005:
Total Capital to Risk
Weighted Assets:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REGULATORY MATTERS (Continued)

Consolidated	$68,119	12.44%	$43,819	8.00%	N/A	N/A
Bank	$67,247	12.28%	$43,806	8.00%	$54,758	10.00%
Tier I Capital to Risk
Weighted Assets:
Consolidated	$63,147	11.53%	$21,909	4.00%	N/A	N/A
Bank	$62,275	11.37%	$21,903	4.00%	$32,855	6.00
Tier I Capital to
Average Assets:
Consolidated	$63,147	9.73%	$25,965	4.00%	N/A	N/A
Bank	$62,275	9.60%	$25,959	4.00%	$32,449	5.00

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

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$24,379,553	$24,379,553	$25,938,704	$25,938,704
Securities available for sale	84,379,359	84,379,359	70,348,924	70,348,924
Securities held to maturity	4,328,339	4,263,163	295,785	297,166
Restricted equity securities	2,369,651	2,369,651	2,057,451	2,057,451
Loans held for sale	666,066	666,066	822,000	822,000
Loans, net	556,416,410	552,234,501	513,142,027	506,487,383
Accrued interest receivable	6,777,823	6,777,823	5,098,800	5,098,800

Financial liabilities:
Deposits	594,873,414	594,016,234	545,247,129	545,100,934
Other borrowings	24,221,682	24,100,000	19,988,352	19,900,000
Accrued interest payable	3,141,554	3,141,554	2,061,602	2,061,602

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. SUPPLEMENTAL SEGMENT INFORMATION (Continued)

The Company accounts for intersegment revenues and expenses as if the revenue/expense transactions were to third parties, that is, at current market prices.

The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment has different types and levels of credit and interest rate risk.

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2006	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$48,369,210	$16,857	$—	$(74,373)	$48,311,694
Interest expense	20,515,325	57,516	—	(74,373)	20,498,468
Net interest income (expense)	27,853,885	(40,659)	—	—	27,813,226
Intersegment net interest income (expense)	40,659	(40,659)	—	—	—
Other revenue from external sources	2,604,371	703,566	12,600	—	3,320,537
Intersegment other revenues (expenses)	24,840	(24,840)	—	—	—
Depreciation	592,515	1,209	7,662	—	601,386
Provision for loan losses	476,860	—	—	—	476,860
Segment profit	20,258,542	(179,419)	(60,748)	—	20,018,375
Segment assets	695,051,272	1,583,299	1,130,481	(3,454,236)	694,310,816
Expenditures for premises and equipment	1,495,921	—	—	—	1,495,921

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2005	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$36,683,561	$14,988	$—	$(96,998)	$36,601,551
Interest expense	13,873,665	82,010	—	(96,998)	13,858,677
Net interest income (expense)	22,809,896	(67,022)	—	—	22,742,874
Intersegment net interest income (expense)	67,022	(67,022)	—	—	—
Other revenue from external sources	2,919,102	1,051,195	12,600	—	3,982,897
Intersegment other revenues (expenses)	24,840	(24,840)	—	—	—
Depreciation	567,191	2,264	9,079	—	578,534
Provision for loan losses	546,150	—	—	—	546,150
Segment profit	16,124,988	(72,830)	(111,637)	—	15,940,521
Segment assets	631,874,962	1,856,742	916,963	(3,615,370)	631,033,297
Expenditures for premises and equipment	520,995	1,554	—	—	522,549

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. SUPPLEMENTAL SEGMENT INFORMATION (Continued)

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2004	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$28,741,394	$15,108	$—	$(71,466)	$28,685,036
Interest expense	10,036,620	56,358	—	(71,466)	10,021,512
Net interest income (expense)	18,704,774	(41,250)	—	—	18,663,524
Intersegment net interest income (expense)	41,250	(41,250)	—	—	—
Other revenue from external sources	3,136,344	1,173,436	12,600	—	4,322,380
Intersegment other revenues (expenses)	58,840	(58,840)	—	—	—
Depreciation	536,244	2,475	9,081	—	547,800
Provision for loan losses	443,000	—	—	—	443,000
Segment profit	13,029,496	42,789	(77,854)	—	12,994,431
Segment assets	571,402,974	1,684,930	962,259	(3,521,840)	570,528,323
Expenditures for premises and equipment	546,086	—	—	—	546,086

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2006 and 2005, statements of income, and cash flows for Henry County Bancshares, Inc. for the periods ended December 31, 2006, 2005, and 2004.

CONDENSED BALANCE SHEETS

	December 31,
	2006	2005
Assets
Cash	$953,558	$709,534
Investment in subsidiaries	70,128,586	61,875,904
Premises and equipment	153,426	161,089
Other assets	23,497	46,340

Total assets	$71,259,067	$62,792,867

Liabilities and Stockholders’ Equity
Other liabilities	$60,470	$45,000
Stockholders’ equity	71,198,597	62,747,867

Total liabilities and stockholders’ equity	$71,259,067	$62,792,867

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2006	2005	2004
Income
Dividends from bank subsidiary	$4,434,044	$3,504,325	$2,936,007
Rental income	12,600	12,600	12,600

	4,446,644	3,516,925	2,948,607

Expense
Salaries and employee benefits	—	—	16,667
Depreciation	7,662	9,079	9,081
Other expenses	65,686	115,158	64,706

Total expenses	73,348	124,237	90,454

Income before income tax benefits and equity in undistributed income of subsidiaries	4,373,296	3,392,688	2,858,153

Income tax benefits	(23,497)	(46,340)	(30,113)

Income before undistributed income of subsidiaries	4,396,793	3,439,028	2,888,266

Equity in undistributed income of subsidiaries	8,012,499	6,836,894	5,494,898

Net income	$12,409,292	$10,275,922	$8,383,164

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
OPERATING ACTIVITIES
Net income	$12,409,292	$10,275,922	$8,383,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,662	9,079	9,081
Undistributed income of subsidiaries	(8,012,499)	(6,836,894)	(5,494,898)
Net other operating activities	38,313	3,773	49,751

Net cash provided by operating activities	4,442,768	3,451,880	2,947,098

FINANCING ACTIVITIES
Dividends paid	(4,434,044)	(3,504,324)	(2,936,007)
Reissuance of treasury stock	235,300	—	—
Purchase of treasury stock	—	—	(172,198)

Net cash used in financing activities	(4,198,744)	(3,504,324)	(3,108,205)

Net increase (decrease) in cash	244,024	(52,444)	(161,107)
Cash at beginning of year	709,534	761,978	923,085

Cash at end of year	$953,558	$709,534	$761,978