Form 10-K, Exhibit 13
period 2007-12-31
HENRY COUNTY BANCSHARES INC
filed 2008-03-17
CIK 706465

EXHIBIT 13

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2007

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2007

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Consolidated balance sheets	2
Consolidated statements of income	3
Consolidated statements of comprehensive income	4
Consolidated statements of stockholders’ equity	5
Consolidated statements of cash flows	6
Notes to consolidated financial statements	7-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Henry County Bancshares, Inc.

Stockbridge, Georgia

We have audited the consolidated balance sheets of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2008 expressed an unqualified opinion on the effectiveness of Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

March 13, 2008

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

	2007	2006
Assets
Cash and due from banks	$16,826,236	$18,584,790
Interest-bearing deposits in banks	2,731,987	294,763
Federal funds sold	9,500,000	5,500,000
Securities available for sale	87,717,716	84,379,359
Securities held to maturity, at cost (fair value 2007 $4,143,401; 2006$4,263,163)	4,164,690	4,328,339
Restricted equity securities, at cost	1,897,751	2,369,651
Loans held for sale	950,405	666,066

Loans	569,387,551	561,646,248
Less allowance for loan losses	7,657,387	5,229,838

Loans, net	561,730,164	556,416,410

Premises and equipment	10,341,368	9,936,123
Other assets	23,135,732	11,835,315

Total assets	$718,996,049	$694,310,816

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$71,388,083	$77,493,610
Interest-bearing	554,463,038	517,379,804

Total deposits	625,851,121	594,873,414
Other borrowings	13,424,498	24,221,682
Other liabilities	4,186,288	4,017,123

Total liabilities	643,461,907	623,112,219

Commitments and contingencies (Note 10)

Stockholders’ equity
Common stock, par value $2.50; 30,000,000 shares authorized; 14,388,749.60 issued	35,971,874	35,971,874
Surplus	739,560	739,560
Retained earnings	40,644,829	35,942,063
Accumulated other comprehensive income (loss)	435,733	(159,299)
Treasury stock, 138,560 and 67,282 shares, respectively	(2,257,854)	(1,295,601)

Total stockholders’ equity	75,534,142	71,198,597

Total liabilities and stockholders’ equity	$718,996,049	$694,310,816

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
Interest income:
Loans, including fees	$44,788,448	$44,108,552	$34,226,407
Taxable securities	5,254,842	3,077,351	1,639,413
Nontaxable securities	377,994	332,024	225,926
Deposits in banks	73,735	13,719	14,887
Federal funds sold	1,081,871	780,048	494,918

Total interest income	51,576,890	48,311,694	36,601,551

Interest expense:
Deposits	25,335,743	19,357,142	12,812,755
Other borrowings	970,692	1,141,326	1,045,922

Total interest expense	26,306,435	20,498,468	13,858,677

Net interest income	25,270,455	27,813,226	22,742,874
Provision for loan losses	2,959,254	476,860	546,150

Net interest income after provision for loan losses	22,311,201	27,336,366	22,196,724

Other income:
Service charges on deposit accounts	1,354,352	1,492,460	1,908,418
Other service charges and fees	1,070,729	1,099,671	1,023,284
Mortgage banking income	600,346	703,566	1,051,195

Total other income	3,025,427	3,295,697	3,982,897

Other expenses:
Salaries and employee benefits	7,391,435	6,649,091	6,340,830
Equipment and occupancy expenses	1,886,319	1,698,863	1,649,251
Other operating expenses	2,514,738	2,265,734	2,249,019

Total other expenses	11,792,492	10,613,688	10,239,100

Income before income taxes	13,544,136	20,018,375	15,940,521

Income tax expense	4,835,410	7,609,083	5,664,599

Net income	$8,708,726	$12,409,292	$10,275,922

Earnings per share	$0.61	$0.87	$0.72

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
Net income	$8,708,726	$12,409,292	$10,275,922

Other comprehensive income (loss):

Net unrealized holding gains (losses) arising during period, net of tax expense (benefits) of $306,532, $123,730 and $(149,480), respectively	595,032	240,182	(290,167)

Comprehensive income	$9,303,758	$12,649,474	$9,985,755

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

					Accumulated Other Comprehensive Income (Loss)
								Total Stockholders’ Equity
	Common Stock			Retained Earnings		Treasury Stock
	Shares	Par Value	Surplus			Shares	Cost
Balance, December 31, 2004	7,237,066	$18,092,664	$739,560	$39,109,140	$(109,314)	85,382	$(1,565,614)	$56,266,436
Net income	—	—	—	10,275,922	—	—	—	10,275,922
Cash dividends declared, $.245 per share	—	—	—	(3,504,324)	—	—	—	(3,504,324)
Other comprehensive loss	—	—	—	—	(290,167)	—	—	(290,167)

Balance, December 31, 2005	7,237,066	18,092,664	739,560	45,880,738	(399,481)	85,382	(1,565,614)	62,747,867
Net income	—	—	—	12,409,292	—	—	—	12,409,292
Two for one common stock split	7,151,684	17,879,210	—	(17,879,210)	—	—	—	—
Cash dividends declared, $.31 per share	—	—	—	(4,434,044)	—	—	—	(4,434,044)
Reissuance of treasury stock	—	—	—	(34,713)	—	(18,100)	270,013	235,300
Other comprehensive income	—	—	—	—	240,182	—	—	240,182

Balance, December 31, 2006	14,388,750	35,971,874	739,560	35,942,063	(159,299)	67,282	(1,295,601)	71,198,597
Net income	—	—	—	8,708,726	—	—	—	8,708,726
Cash dividends declared, $.28 per share	—	—	—	(4,005,960)	—	—	—	(4,005,960)
Purchase of treasury stock	—	—	—	—	—	81,000	(1,093,500)	(1,093,500)
Reissuance of treasury stock	—	—	—	—	—	(9,722)	131,247	131,247
Other comprehensive income	—	—	—	—	595,032	—	—	595,032

Balance, December 31, 2007	14,388,750	$35,971,874	$739,560	$40,644,829	$435,733	138,560	$(2,257,854)	$75,534,142

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
OPERATING ACTIVITIES
Net income	$8,708,726	$12,409,292	$10,275,922
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	677,546	601,386	578,534
Provision for loan losses	2,959,254	476,860	546,150
Loss on sale of other real estate	25,521	3,722	—
Deferred income taxes	(1,802,382)	(36,405)	(389,379)
Net (increase) decrease in loans held for sale	(284,339)	155,934	(244,245)
Increase in interest receivable	(378,096)	(1,679,023)	(1,396,977)
Increase in interest payable	304,628	1,079,952	814,416
Net other operating activities	(578,168)	246,826	25,344

Net cash provided by operating activities	9,632,690	13,258,544	10,209,765

INVESTING ACTIVITIES
Purchases of securities available for sale	(116,222,164)	(137,258,378)	(33,242,717)
Proceeds from maturities of securities available for sale	113,785,371	123,591,856	13,903,291
Purchases of securities held to maturity	(1,346,140)	(4,215,000)	—
Proceeds from maturities of securities held to maturity	1,509,789	182,446	136,940
Retirement (purchases) of restricted equity securities	471,900	(312,200)	302,022
Net (increase) decrease in federal funds sold	(4,000,000)	4,100,000	(9,600,000)
Net (increase) decrease in interest-bearing deposits in banks	(2,437,224)	93,315	(57,941)
Net increase in loans	(18,099,042)	(45,179,650)	(32,013,801)
Proceeds from sale of other real estate	816,747	208,281	370,106
Purchase of premises and equipment	(1,082,791)	(1,495,921)	(522,549)

Net cash used in investing activities	(26,603,554)	(60,285,251)	(60,724,649)

FINANCING ACTIVITIES
Net increase in deposits	30,977,707	49,626,285	74,933,638
Net proceeds from (repayment) of other borrowings	(10,797,184)	4,233,330	(22,069,553)
Dividends paid	(4,005,960)	(4,434,044)	(3,504,324)
Purchase of treasury stock	(1,093,500)	—	—
Reissuance of treasury stock	131,247	235,300	—

Net cash provided by financing activities	15,212,310	49,660,871	49,359,761

Net increase (decrease) in cash and due from banks	(1,758,554)	2,634,164	(1,155,123)
Cash and due from banks at beginning of year	18,584,790	15,950,626	17,105,749

Cash and due from banks at end of year	$16,826,236	$18,584,790	$15,950,626

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$26,001,807	$19,418,516	$13,044,261
Income taxes	$7,018,299	$7,630,923	$5,620,000
NONCASH TRANSACTIONS
Other real estate acquired in settlement of loans	$9,899,879	$1,597,669	$682,050
Financed sales of other real estate owned	$73,845	$169,262	$—

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Henry County Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, The First State Bank, (the “Bank”) and the Bank’s wholly-owned subsidiary, First Metro Mortgage Co. (“First Metro”). The Bank is a commercial bank located in Stockbridge, Henry County, Georgia with six other branches located in Henry County. The Bank provides a full range of banking services in its primary market area of Henry County and surrounding counties. First Metro is also located in Stockbridge and provides mortgage loan origination services in the same primary market area as the Bank.

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

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits and other borrowings are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The Bank did not have any reserve requirement at December 31, 2007. The total of those reserve balances was approximately $93,000 at December 31, 2006.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the trade date. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans Held for Sale

Loans held for sale consist of mortgage loans originated by the Company, which the Company intends to sell into the secondary market and are carried at the lower of cost or fair value, as determined by the aggregate outstanding commitments from investors. These loans are sold with servicing rights attached; therefore, no servicing rights are retained by the Company.

The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, delinquencies within the first three to six months, which lead to loan default and foreclosure. These recourse provisions represent off-balance sheet risks in the normal course of business. Any liability applicable to loans sold with recourse would be included in other liabilities. No recourse liability was required at December 31, 2007 or December 31, 2006.

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

A loan is considered impaired when it is probable, based on current information and events; the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

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

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are deemed impaired under Statement of Financial Accounting Standards (“SFAS”) No. 114. For such loans that are deemed impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers loans assessed under Statement of Financial Accounting Standards (“SFAS”) No. 5 and is based on a number of qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The carrying amount of other real estate owned at December 31, 2007 and 2006 was $10,394,433 and $1,410,667, respectively.

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

Earnings Per Share

Earnings per share are computed by dividing net income by the weighted average number of shares outstanding. Weighted average shares outstanding were 14,314,171, 14,303,517, and 14,303,368 for the years ending December 31, 2007, 2006 and 2005, respectively. Weighted average shares outstanding for the years ending December 31, 2006 and 2005 have been adjusted for a two for one stock split in the form of a 100% stock dividend declared and paid on December 14, 2006.

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

Reclassifications

Certain items on the consolidated statements of cash flows for the years ended December 31, 2006 and 2005 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended December 31, 2007.

Recent Accounting Standards

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. The standard provides for guidance for using fair value to measure assets and liabilities. It defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurement. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be used on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (Continued)

In September 2007, the FASB issued Statement No. 159. “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 would allow the Company an irrevocable election to measure certain financial assets and liabilities at fair value, with unrealized gains and losses on the elected items recognized in earnings at each reporting period. The fair value option may only be elected at the time of initial recognition of a financial asset or financial liability or upon the occurrence of certain specified events. The election is applied on an instrument by instrument basis, with a few exceptions, and is applied only to the entire instruments and not portions of instruments. SFAS 159 also provides expanded disclosure requirements regarding the effects of electing the fair value option on the financial statements. SFAS 159 is effective prospectively for fiscal years beginning after November 15, 2007. The Company is currently evaluating this statement and has not yet determined the financial assets and liabilities, if any, for which the fair value option would be elected or the potential impact on the consolidated financial statements, if such election were made.

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
December 31, 2007:
Government-sponsored agencies	$58,103,044	$312,825	$(2,099)	$58,413,770
State and municipal securities	4,549,874	45,506	(9,816)	4,585,564
Mortgage-backed securities	24,404,596	376,922	(63,136)	24,718,382

	$87,057,514	$735,253	$(75,051)	$87,717,716

December 31, 2006:
Government-sponsored agencies	$71,435,383	$58,442	$(231,274)	$71,262,551
State and municipal securities	5,194,263	31,384	(42,478)	5,183,169
Mortgage-backed securities	7,991,076	56,221	(113,658)	7,933,639

	$84,620,722	$146,047	$(387,410)	$84,379,359

Securities Held to Maturity
December 31, 2007:
State and municipal securities	$4,160,000	$20,540	$(41,880)	$4,138,660
Mortgage-backed securities	4,690	51	—	4,741

	$4,164,690	$20,591	$(41,880)	$4,143,401

December 31, 2006:
State and municipal securities	$4,315,000	$7,006	$(72,191)	$4,249,815
Mortgage-backed securities	13,339	9	—	13,348

	$4,328,339	$7,015	$(72,191)	$4,263,163

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

Restricted equity securities are summarized as follows:

	December 31,
	2007	2006
Federal Home Loan Bank stock	$1,622,400	$2,094,300
Correspondent bank stock	275,351	275,351

	$1,897,751	$2,369,651

Securities with a carrying value of $59,372,000 and $66,695,000 at December 31, 2007 and 2006, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities available for sale for the years ended December 31, 2007, 2006, and 2005.

The amortized cost and fair value of debt securities as of December 31, 2007 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$6,476,520	$6,498,828	$—	$—
Due from one to five years	42,878,711	42,109,638	4,160,000	4,138,660
Due from five to ten years	13,790,434	13,856,130	—	—
Due after ten years	507,253	534,738	—	—
Mortgage-backed securities	24,404,596	24,718,382	4,690	4,741

	$87,057,514	$87,717,716	$4,164,690	$4,143,401

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2007
Government-sponsored agencies	$1,693	$998,307	$406	$999,277
State and municipal securities	399	185,101	51,298	2,218,702
Mortgage-backed securities	1,321	1,160,580	61,814	1,074,484

	$3,413	$2,343,988	$113,518	$4,292,463

December 31, 2006
Government-sponsored agencies	$21,398	$19,473,958	$209,876	$26,086,305
State and municipal securities	76,623	4,047,441	38,046	1,967,454
Mortgage-backed securities	304	74,009	113,354	1,721,455

	$98,325	$23,595,408	$361,276	$29,775,214

The unrealized losses on the Company’s investment in State and municipal securities are caused by changes in interest rates. The Company’s investments in State and municipal securities consist primarily of general obligations of municipalities located in the state of Georgia. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2007 and December 31, 2006.

The unrealized losses on the Company’s investment in federal agency mortgage-backed securities were also caused by changes in interest rates. The Company purchased those investments at a discount relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2007 and December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2007	2006
Commercial, financial, and agricultural	$23,752,000	$32,765,000
Real estate – construction	325,151,000	309,565,000
Real estate – mortgage	212,787,000	210,368,000
Consumer installment and other	7,697,551	8,948,248

	569,387,551	561,646,248
Allowance for loan losses	(7,657,387)	(5,229,838)

Loans, net	$561,730,164	$556,416,410

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2007	2006	2005
Balance, beginning of year	$5,229,838	$4,971,852	$4,488,958
Provision for loan losses	2,959,254	476,860	546,150
Loans charged off	(550,280)	(240,608)	(85,909)
Recoveries of loans previously charged off	18,575	21,734	22,653

Balance, end of year	$7,657,387	$5,229,838	$4,971,852

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and past due loans:

	December 31,
	2007	2006
Impaired loans without a valuation allowance	$8,057,715	$416,317
Impaired loans with a valuation allowance	29,486,642	—

Total impaired loans	$37,544,357	$416,317

Valuation allowance related to impaired loans	$3,427,489	$—

Total nonaccrual loans	$32,743,802	$416,317

Total loans past due ninety days or more and still accruing	$4,714,000	$1,001,000

The average recorded investment in impaired loans for 2007, 2006, and 2005 was $15,671,333, $1,035,750, and $797,500, respectively. Interest income recognized in impaired loans for cash payments received was not material for the years ended 2007, 2006 and 2005.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2007 are as follows:

Balance, beginning of year	$338,095
Advances	48,579
Repayments	(214,239)

Balance, end of year	$172,435

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2007	2006
Land	$2,674,015	$2,209,015
Buildings	10,436,470	8,998,338
Equipment	4,711,918	4,186,339
Construction in progress	—	1,345,920

	17,822,403	16,739,612
Accumulated depreciation	(7,481,035)	(6,803,489)

	$10,341,368	$9,936,123

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2007 and 2006 was $170,521,000 and $153,971,000, respectively. The scheduled maturities of time deposits at December 31, 2007 are as follows:

2008	$345,865,338
2009	29,885,160
2010	12,639,910
2011	9,619,098
2012	8,297,146

$406,306,652

The Company had brokered time deposits of $10,548,000 and $17,034,000 at December 31, 2007 and December 31, 2006, respectively.

Overdraft demand deposits reclassified to loans totaled $10,000 and $133,000 at December 31, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2007	2006
Advance from Federal Home Loan Bank with interest at 5.51%, due March 26, 2008.	$5,000,000	$5,000,000
Advance from Federal Home Loan Bank with interest at 4.00%, due April 19, 2010.	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 3.28%, due April 17, 2008.	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 3.16%, due April 19, 2010.	1,071,429	1,500,000
Advance from Federal Home Loan Bank with interest at Prime minus 287.5 basis points (5.375% at December 31, 2006), adjustable daily, due June 28, 2007.	—	10,000,000
Treasury, tax and loan note option account, with interest at .25% less than the federal funds rate, due on demand.	353,069	721,682
Federal funds purchased and securities sold under agreements to repurchase.	5,000,000	5,000,000

	$13,424,498	$24,221,682

The advances from the Federal Home Loan Bank are secured by Federal Home Loan Bank stock of $1,622,400, Federal Home Loan Bank Agency bonds in the amount of $6,794,000 and balances on deposit of $1,500,000.

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

The Company has available unused lines of credit with various financial institutions totaling $31,600,000 at December 31, 2007.

NOTE 7. MORTGAGE BANKING INCOME

Mortgage banking income consists of the following:

	Years Ended December 31,
	2007	2006	2005
Gains on sale of loans	$270,095	$330,959	$502,309
Other fees from borrowers	330,251	372,607	548,886

	$600,346	$703,566	$1,051,195

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. EMPLOYEE BENEFIT PLANS

The Company has a noncontributory profit-sharing plan and a 401(k) retirement plan covering substantially all employees. Contributions to the plans charged to expense during 2007, 2006 and 2005 amounted to $434,018, $417,816 and $398,259 respectively.

The Company also has deferred compensation agreements with certain key officers. Amounts charged to expense under these agreements totaled $56,320, $53,064, and $49,996 for the years ended December 31, 2007, 2006 and 2005, respectively.

NOTE 9. INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2007	2006	2005
Current	$6,637,792	$7,645,488	$6,053,978
Deferred	(1,802,382)	(36,405)	(389,379)

Income tax expense	$4,835,410	$7,609,083	$5,664,599

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2007	2006	2005
Income taxes at federal statutory rate	$4,740,448	$7,006,431	$5,579,182
Tax-exempt interest	(123,637)	(109,750)	(68,753)
State income taxes	117,266	580,302	372,350
Rate adjustment	—	—	(119,776)
Surtax exemption	(23,357)	—	—
Other items, net	124,690	132,100	(98,404)

Income tax expense	$4,835,410	$7,609,083	$5,664,599

The components of deferred income taxes are as follows:

	December 31,
	2007	2006
Deferred tax assets:
Loan loss reserves	$2,961,820	$1,975,988
Deferred compensation	234,768	223,262
Deferred loan fees	16,681	50,064
ORE expenses	64,114	—
Nonaccrual loan interest	717,189	—
Securities available for sale	—	82,063

	3,994,572	2,331,377

Deferred tax liabilities:
Securities available for sale	224,469	—
Depreciation	105,221	162,345

	329,690	162,345

Net deferred tax assets	$3,664,882	$2,169,032

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

	December 31,
	2007	2006
Commitments to extend credit	$75,223,974	$104,075,148
Other standby letters of credit	6,559,617	6,485,481

	$81,783,591	$110,560,629

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

At December 31, 2007 and 2006, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2007 and 2006.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Henry County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Ninety-four percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and recovery of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $12,000,000.

NOTE 12. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2007, approximately $4,429,000 of retained earnings was available for dividend declaration without regulatory approval.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2007 and 2006, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2007:
Total Capital to Risk
Weighted Assets:
Consolidated	$82,756	13.37%	$49,510	8.00%	N/A	N/A
Bank	$82,426	13.32%	$49,497	8.00%	$61,871	10.00%
Tier I Capital to Risk
Weighted Assets:
Consolidated	$75,099	12.13%	$24,755	4.00%	N/A	N/A
Bank	$74,769	12.08%	$24,748	4.00%	$37,123	6.00%
Tier I Capital to
Average Assets:
Consolidated	$75,099	9.89%	$30,369	4.00%	N/A	N/A
Bank	$74,769	9.85%	$30,363	4.00%	$37,953	5.00%

As of December 31, 2006:
Total Capital to Risk
Weighted Assets:
Consolidated	$76,588	12.77%	$47,987	8.00%	N/A	N/A
Bank	$75,518	12.59%	$47,975	8.00%	$59,969	10.00%
Tier I Capital to Risk
Weighted Assets:
Consolidated	$71,358	11.90%	$23,994	4.00%	N/A	N/A
Bank	$70,288	11.72%	$23,987	4.00%	$35,981	6.00%
Tier I Capital to
Average Assets:
Consolidated	$71,358	9.85%	$28,973	4.00%	N/A	N/A
Bank	$70,288	9.71%	$28,963	4.00%	$36,204	5.00%

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

Securities: Fair values of securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

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

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value and are not significant. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$29,058,223	$29,058,223	$24,379,553	$24,379,553
Securities available for sale	87,717,716	87,717,716	84,379,359	84,379,359
Securities held to maturity	4,164,690	4,143,401	4,328,339	4,263,163
Restricted equity securities	1,897,751	1,897,751	2,369,651	2,369,651
Loans held for sale	950,405	950,405	666,066	666,066
Loans, net	561,730,164	563,021,108	556,416,410	552,234,501
Accrued interest receivable	7,155,919	7,155,919	6,777,823	6,777,823

Financial liabilities:
Deposits	625,851,121	629,444,479	594,873,414	594,016,234
Other borrowings	13,424,498	13,600,000	24,221,682	24,100,000
Accrued interest payable	3,446,182	3,446,182	3,141,554	3,141,554

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

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2007	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$51,607,930	$17,133	$—	$(78,173)	$51,546,890
Interest expense	26,323,568	61,040	—	(78,173)	26,306,435
Net interest income (expense)	25,284,362	(43,907)	—	—	25,240,455
Intersegment net interest income (expense)	43,907	(43,907)	—	—	—
Other revenue from all sources	2,437,321	600,346	12,600	—	3,050,267
Intersegment other revenues (expenses)	24,840	(24,840)	—	—	—
Depreciation	670,723	579	6,244	—	677,546
Provision for loan losses	2,959,254	—	—	—	2,959,254
Segment profit (loss)	13,787,632	(197,525)	(45,971)	—	13,544,136
Segment assets	719,528,021	1,740,446	381,964	(2,654,382)	718,996,049
Expenditures for premises and equipment	1,082,791	—	—	—	1,082,791

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2006	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$48,369,210	$16,857	$—	$(74,373)	$48,311,694
Interest expense	20,515,325	57,516	—	(74,373)	20,498,468
Net interest income (expense)	27,853,885	(40,659)	—	—	27,813,226
Intersegment net interest income (expense)	40,659	(40,659)	—	—	—
Other revenue from all sources	2,604,371	703,566	12,600	—	3,320,537
Intersegment other revenues (expenses)	24,840	(24,840)	—	—	—
Depreciation	592,515	1,209	7,662	—	601,386
Provision for loan losses	476,860	—	—	—	476,860
Segment profit (loss)	20,258,542	(179,419)	(60,748)	—	20,018,375
Segment assets	695,051,272	1,583,299	1,130,481	(3,454,236)	694,310,816
Expenditures for premises and equipment	1,495,921	—	—	—	1,495,921

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. SUPPLEMENTAL SEGMENT INFORMATION (Continued)

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2005	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$36,683,561	$14,988	$—	$(96,998)	$36,601,551
Interest expense	13,873,665	82,010	—	(96,998)	13,858,677
Net interest income (expense)	22,809,896	(67,022)	—	—	22,742,874
Intersegment net interest income (expense)	67,022	(67,022)	—	—	—
Other revenue from all sources	2,919,102	1,051,195	12,600	—	3,982,897
Intersegment other revenues (expenses)	24,840	(24,840)	—	—	—
Depreciation	567,191	2,264	9,079	—	578,534
Provision for loan losses	546,150	—	—	—	546,150
Segment profit	16,124,988	(72,830)	(111,637)	—	15,940,521
Segment assets	631,874,962	1,856,742	916,963	(3,615,370)	631,033,297
Expenditures for premises and equipment	520,995	1,554	—	—	522,549

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2007 and 2006, statements of income, and cash flows for Henry County Bancshares, Inc. for the periods ended December 31, 2007, 2006, and 2005.

CONDENSED BALANCE SHEETS

	December 31,
	2007	2006
Assets
Cash	$216,999	$953,558
Investment in subsidiaries	75,204,573	70,128,586
Premises and equipment	147,184	153,426
Other assets	17,780	23,497

Total assets	$75,586,536	$71,259,067

Liabilities and Stockholders’ Equity
Other liabilities	$52,394	$60,470
Stockholders’ equity	75,534,142	71,198,597

Total liabilities and stockholders’ equity	$75,586,536	$71,259,067

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2007	2006	2005
Income
Dividends from bank subsidiary	$4,255,961	$4,434,044	$3,504,325
Rental income	12,600	12,600	12,600

	4,268,561	4,446,644	3,516,925

Expense
Depreciation	6,244	7,662	9,079
Other expenses	52,326	65,686	115,158

Total expenses	58,570	73,348	124,237

Income before income tax benefits and equity in undistributed income of subsidiaries	4,209,991	4,373,296	3,392,688
Income tax benefits	(17,780)	(23,497)	(46,340)

Income before undistributed income of subsidiaries	4,227,771	4,396,793	3,439,028

Equity in undistributed income of subsidiaries	4,480,955	8,012,499	6,836,894

Net income	$8,708,726	$12,409,292	$10,275,922

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
OPERATING ACTIVITIES
Net income	$8,708,726	$12,409,292	$10,275,922
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,244	7,662	9,079
Undistributed income of subsidiaries	(4,480,955)	(8,012,499)	(6,836,894)
Net other operating activities	(2,361)	38,313	3,773

Net cash provided by operating activities	4,231,654	4,442,768	3,451,880

FINANCING ACTIVITIES
Dividends paid	(4,005,960)	(4,434,044)	(3,504,324)
Reissuance of treasury stock	131,247	235,300	—
Purchase of treasury stock	(1,093,500)	—	—

Net cash used in financing activities	(4,968,213)	(4,198,744)	(3,504,324)

Net increase (decrease) in cash	(736,559)	244,024	(52,444)

Cash at beginning of year	953,558	709,534	761,978

Cash at end of year	$216,999	$953,558	$709,534