Form 10-K, Exhibit 13
period 2008-12-31
HENRY COUNTY BANCSHARES INC
filed 2009-03-16
CIK 706465

EXHIBIT 13

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2008

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Henry County Bancshares, Inc.

Stockbridge, Georgia

We have audited the consolidated balance sheets of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2009 expressed an unqualified opinion on the effectiveness of Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

March 16, 2009

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

	2008	2007
Assets
Cash and due from banks	$14,039,311	$16,826,236
Interest-bearing deposits in banks	1,499,648	2,731,987
Federal funds sold	14,300,000	9,500,000
Securities available for sale	60,455,998	87,717,716
Securities held to maturity, at cost (fair value 2008 - $3,349,682; 2007 - $4,143,401)	3,360,711	4,164,690
Restricted equity securities, at cost	1,643,251	1,897,751
Loans held for sale	—	950,405

Loans	533,608,559	569,387,551
Less allowance for loan losses	17,730,410	7,657,387

Loans, net	515,878,149	561,730,164

Premises and equipment	9,776,484	10,341,368
Other real estate	18,397,754	10,394,433
Other assets	16,526,168	12,741,299

Total assets	$655,877,474	$718,996,049

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$68,210,136	$71,388,083
Interest-bearing	522,266,489	554,463,038

Total deposits	590,476,625	625,851,121
Other borrowings	2,598,266	13,424,498
Other liabilities	3,459,932	4,186,288

Total liabilities	596,534,823	643,461,907

Commitments and contingencies (Note 11)

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; none issued
Common stock, par value $2.50; 30,000,000 shares authorized; 14,388,749.60 issued	35,971,874	35,971,874
Surplus	739,560	739,560
Retained earnings	24,161,264	40,644,829
Accumulated other comprehensive income	788,557	435,733
Treasury stock, 143,060 and 138,560 shares, respectively	(2,318,604)	(2,257,854)

Total stockholders’ equity	59,342,651	75,534,142

Total liabilities and stockholders’ equity	$655,877,474	$718,996,049

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
Interest income:
Loans, including fees	$31,162,823	$44,788,448	$44,108,552
Taxable securities	3,641,099	5,254,842	3,077,351
Nontaxable securities	355,272	377,994	332,024
Deposits in banks	38,025	73,735	13,719
Federal funds sold	212,529	1,081,871	780,048

Total interest income	35,409,748	51,576,890	48,311,694

Interest expense:
Deposits	19,371,408	25,335,743	19,357,142
Other borrowings	257,034	970,692	1,141,326

Total interest expense	19,628,442	26,306,435	20,498,468

Net interest income	15,781,306	25,270,455	27,813,226
Provision for loan losses	24,285,750	2,959,254	476,860

Net interest income (expense) after provision for loan losses	(8,504,444)	22,311,201	27,336,366

Other income:
Service charges on deposit accounts	1,361,700	1,354,352	1,492,460
Other service charges and fees	1,044,900	1,070,729	1,099,671
Mortgage banking income	377,325	600,346	703,566

Total other income	2,783,925	3,025,427	3,295,697

Other expenses:
Salaries and employee benefits	6,965,255	7,391,435	6,649,091
Equipment and occupancy expenses	1,946,498	1,886,319	1,698,863
Other real estate losses	3,235,010	25,521	—
Other operating expenses	3,051,076	2,489,217	2,265,734

Total other expenses	15,197,839	11,792,492	10,613,688

Income (loss) before income taxes	(20,918,358)	13,544,136	20,018,375

Income tax expense (benefit)	(6,571,647)	4,835,410	7,609,083

Net income (loss)	$(14,346,711)	$8,708,726	$12,409,292

Earnings (losses) per share	$(1.01)	$0.61	$0.87

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
Net income (loss)	$(14,346,711)	$8,708,726	$12,409,292

Other comprehensive income:

Net unrealized holding gains arising during period, net of tax expense of $181,757, $306,532 and $123,730, respectively	352,824	595,032	240,182

Comprehensive income (loss)	$(13,993,887)	$9,303,758	$12,649,474

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive	Treasury Stock		Total Stockholders’ Equity
	Shares	Par Value			Income (Loss)	Shares	Cost
Balance, December 31, 2005	7,237,066	$18,092,664	$739,560	$45,880,738	$(399,481)	85,382	$(1,565,614)	$62,747,867
Net income	—	—	—	12,409,292	—	—	—	12,409,292
Two for one common stock split	7,151,684	17,879,210	—	(17,879,210)	—	—	—	—
Cash dividends declared, $.31 per share	—	—	—	(4,434,044)	—	—	—	(4,434,044)
Reissuance of treasury stock	—	—	—	(34,713)	—	(18,100)	270,013	235,300
Other comprehensive income	—	—	—	—	240,182	—	—	240,182

Balance, December 31, 2006	14,388,750	35,971,874	739,560	35,942,063	(159,299)	67,282	(1,295,601)	71,198,597
Net income	—	—	—	8,708,726	—	—	—	8,708,726
Cash dividends declared, $.28 per share	—	—	—	(4,005,960)	—	—	—	(4,005,960)
Purchase of treasury stock	—	—	—	—	—	81,000	(1,093,500)	(1,093,500)
Reissuance of treasury stock	—	—	—	—	—	(9,722)	131,247	131,247
Other comprehensive income	—	—	—	—	595,032	—	—	595,032

Balance, December 31, 2007	14,388,750	35,971,874	739,560	40,644,829	435,733	138,560	(2,257,854)	75,534,142
Net loss	—	—	—	(14,346,711)	—	—	—	(14,346,711)
Cash dividends declared, $.15 per share	—	—	—	(2,136,854)	—	—	—	(2,136,854)
Purchase of treasury stock	—	—	—	—	—	4,500	(60,750)	(60,750)
Other comprehensive income	—	—	—	—	352,824	—	—	352,824

Balance, December 31, 2008	14,388,750	$35,971,874	$739,560	$24,161,264	$788,557	143,060	$(2,318,604)	$59,342,651

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
OPERATING ACTIVITIES
Net income (loss)	$(14,346,711)	$8,708,726	$12,409,292
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	679,326	677,546	601,386
Provision for loan losses	24,285,750	2,959,254	476,860
Loss on sale of other real estate	324,174	25,521	3,722
Writedowns of other real estate	2,910,836	—	—
Deferred income taxes	(2,493,799)	(1,802,382)	(36,405)
Net (increase) decrease in loans held for sale	950,405	(284,339)	155,934
(Increase) decrease in interest receivable	3,991,591	(378,096)	(1,679,023)
Increase (decrease) in interest payable	(745,167)	304,628	1,079,952
Increase in taxes receivable	(5,712,405)	(409,125)	—
Decrease in income taxes payable	—	(115,783)	(129,585)
Net other operating activities	266,798	(53,260)	376,411

Net cash provided by operating activities	10,110,798	9,632,690	13,258,544

INVESTING ACTIVITIES
Purchases of securities available for sale	(50,789,539)	(116,222,164)	(137,258,378)
Proceeds from maturities of securities available for sale	78,585,838	113,785,371	123,591,856
Purchases of securities held to maturity	—	(1,346,140)	(4,215,000)
Proceeds from maturities of securities held to maturity	803,979	1,509,789	182,446
Retirement (purchases) of restricted equity securities	254,500	471,900	(312,200)
Net (increase) decrease in federal funds sold	(4,800,000)	(4,000,000)	4,100,000
Net (increase) decrease in interest-bearing deposits in banks	1,232,339	(2,437,224)	93,315
Net (increase) decrease in loans	8,383,821	(18,099,042)	(45,179,650)
Proceeds from sale of other real estate	1,944,113	816,747	208,281
Purchase of premises and equipment	(114,442)	(1,082,791)	(1,495,921)

Net cash provided by (used in) investing activities	35,500,609	(26,603,554)	(60,285,251)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(35,374,496)	30,977,707	49,626,285
Net proceeds from (repayment of) other borrowings	(10,826,232)	(10,797,184)	4,233,330
Dividends paid	(2,136,854)	(4,005,960)	(4,434,044)
Purchase of treasury stock	(60,750)	(1,093,500)	—
Reissuance of treasury stock	—	131,247	235,300

Net cash provided by (used in) financing activities	(48,398,332)	15,212,310	49,660,871

Net increase (decrease) in cash and due from banks	(2,786,925)	(1,758,554)	2,634,164
Cash and due from banks at beginning of year	16,826,236	18,584,790	15,950,626

Cash and due from banks at end of year	$14,039,311	$16,826,236	$18,584,790

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$20,373,609	$26,001,807	$19,418,516
Income taxes	$1,479,657	$7,018,299	$7,630,923
NONCASH TRANSACTIONS
Other real estate acquired in settlement of loans	$14,110,681	$9,899,879	$1,597,669
Financed sales of other real estate owned	$928,237	$73,845	$169,262

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and deferred income taxes. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits and other borrowings are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The Bank did not have any reserve requirement at December 31, 2008 or at December 31, 2007.

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

The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, delinquencies within the first three to six months, which lead to loan default and foreclosure. These recourse provisions represent off-balance sheet risks in the normal course of business. Any liability applicable to loans sold with recourse would be included in other liabilities. No recourse liability was required at December 31, 2008 or December 31, 2007.

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

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured and in process of collection. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of delay, the reasons for the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

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

Other Real Estate Owned

Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is adjusted to fair value upon transfer of the real estate held as collateral to other real estate owned. Subsequently, other real estate owned is carried at the lower of carrying value or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess of the loan balance over fair value of the real estate held as collateral is recorded as a charge to the allowance for loan losses. Gains or losses on sale and any subsequent adjustments to the value are recorded as a component of non-interest expense. The carrying amount of other real estate owned at December 31, 2008 and 2007 was $18,397,754 and $10,394,433, respectively.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Due to uncertainties as to when the Company will have taxable income in the future, a valuation allowance of $1,970,151 has been recorded against deferred tax assets. The balance of deferred tax assets after the recording of the valuation allowance is equal to the amount of tax refunds that are recoverable in open carryback years.

Earnings (Losses) Per Share

Earnings (losses) per share are computed by dividing net income (loss) by the weighted average number of shares outstanding. Weighted average shares outstanding were 14,245,715, 14,314,171, and 14,303,517 for the years ending December 31, 2008, 2007 and 2006, respectively. Weighted average shares outstanding for the year ending December 31, 2006 has been adjusted for a two for one stock split in the form of a 100% stock dividend declared and paid on December 14, 2006.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (losses). Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive income (loss).

Reclassifications

Certain items on the consolidated balance sheets and the consolidated statements of cash flows for the years ended December 31, 2007 and 2006 have been reclassified, with no effect on total assets or on net income, to be consistent with the classifications adopted for the year ended December 31, 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
December 31, 2008:
Government-sponsored agencies	$25,719,945	$342,801	$—	$26,062,746
State and municipal securities	6,035,312	94,578	(8,203)	6,121,687
Mortgage-backed securities	27,505,958	848,033	(82,426)	28,271,565

	$59,261,215	$1,285,412	$(90,629)	$60,455,998

December 31, 2007:
Government-sponsored agencies	$58,103,044	$312,825	$(2,099)	$58,413,770
State and municipal securities	4,549,874	45,506	(9,816)	4,585,564
Mortgage-backed securities	24,404,596	376,922	(63,136)	24,718,382

	$87,057,514	$735,253	$(75,051)	$87,717,716

Securities Held to Maturity
December 31, 2008:
State and municipal securities	$3,360,000	$14,612	$(25,644)	$3,348,968
Mortgage-backed securities	711	3	—	714

	$3,360,711	$14,615	$(25,644)	$3,349,682

December 31, 2007:
State and municipal securities	$4,160,000	$20,540	$(41,880)	$4,138,660
Mortgage-backed securities	4,690	51	—	4,741

	$4,164,690	$20,591	$(41,880)	$4,143,401

Restricted equity securities are summarized as follows:

	December 31,
	2008	2007
Federal Home Loan Bank stock	$1,367,900	$1,622,400
Correspondent bank stock	275,351	275,351

	$1,643,251	$1,897,751

Securities with a carrying value of $31,500,000 and $59,372,000 at December 31, 2008 and 2007, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities available for sale for the years ended December 31, 2008, 2007, and 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The amortized cost and fair value of debt securities as of December 31, 2008 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$3,498,085	$3,519,215	$2,315,000	$2,319,070
Due from one to five years	23,686,336	24,022,256	1,045,000	1,029,898
Due from five to ten years	4,064,842	4,120,413	—	—
Due after ten years	505,994	522,549	—	—
Mortgage-backed securities	27,505,958	28,271,565	711	714

	$59,261,215	$60,455,998	$3,360,711	$3,349,682

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

Information pertaining to securities with gross unrealized losses at December 31, 2008 and 2007 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2008
Government-sponsored agencies	$—	$—	$—	$—
State and municipal securities	8,203	197,790	25,644	574,356
Mortgage-backed securities	36,898	2,995,680	45,528	842,900

	$45,101	$3,193,470	$71,172	$1,417,256

December 31, 2007
Government-sponsored agencies	$1,693	$998,307	$406	$999,277
State and municipal securities	399	185,101	51,298	2,218,702
Mortgage-backed securities	1,321	1,160,580	61,814	1,074,484

	$3,413	$2,343,988	$113,518	$4,292,463

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The unrealized losses on the Company’s investment in State and municipal securities are caused by changes in interest rates. The Company’s investments in State and municipal securities consist primarily of general obligations of municipalities located in the state of Georgia. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2008 and December 31, 2007.

The unrealized losses on the Company’s investment in federal agency mortgage-backed securities were also caused by changes in interest rates. The Company purchased those investments at a discount relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2008 and December 31, 2007.

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2008	2007
Real estate – commercial	$181,255,000	$170,791,000
Real estate – construction	263,052,000	325,151,000
Real estate – 1-4 family	61,980,000	41,996,000
Commercial	21,181,000	23,752,000
Consumer	6,209,559	7,740,551

	533,677,559	569,430,551
Deferred loan fees	(69,000)	(43,000)
Allowance for loan losses	(17,730,410)	(7,657,387)

Loans, net	$515,878,149	$561,730,164

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2008	2007	2006

Balance, beginning of year	$7,657,387	$5,229,838	$4,971,852
Provision for loan losses	24,285,750	2,959,254	476,860
Loans charged off	(14,219,949)	(550,280)	(240,608)
Recoveries of loans previously charged off	7,222	18,575	21,734

Balance, end of year	$17,730,410	$7,657,387	$5,229,838

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and past due loans:

	December 31,
	2008	2007
Impaired loans without a valuation allowance	$47,637,030	$8,057,715
Impaired loans with a valuation allowance	46,766,863	29,486,642

Total impaired loans	$94,403,893	$37,544,357

Valuation allowance related to impaired loans	$12,495,573	$3,427,489

Total nonaccrual loans	$77,804,171	$32,743,802

Total loans past due ninety days or more and still accruing	$20,066,000	$4,714,000

The average recorded investment in impaired loans for 2008, 2007, and 2006 was $68,560,833, $15,671,333, and $1,035,750, respectively. Interest income recognized on impaired loans for cash payments received was $874,784 for 2008. Interest income recognized on impaired loans for cash payments received was not material for 2007 and 2006.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2008 are as follows:

Balance, beginning of year	$172,435
Advances	96,514
Repayments	(143,553)

Balance, end of year	$125,396

NOTE 4. OTHER REAL ESTATE OWNED

A summary of other real estate owned is presented as follows:

	Years Ended December 31,
	2008	2007
Balance, beginning of year	$10,394,433	$1,410,667
Additions	14,110,681	9,899,879
Disposals	(2,268,287)	(842,268)
Internally financed sales	(928,237)	(73,845)
Writedowns	(2,910,836)	—

Balance, end of year	$18,397,754	$10,394,433

Expenses applicable to other real estate owned include the following:

	Years Ended December 31,
	2008	2007	2006
Net loss on sales of other real estate	$324,174	$25,521	$3,722
Writedowns of other real estate	2,910,836	—	—
Operating expenses, net of rental income	323,875	163,359	24,790

	$3,558,885	$188,880	$28,512

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2008	2007
Land	$2,674,015	$2,674,015
Buildings	10,436,470	10,436,470
Equipment	4,826,360	4,711,918

	17,936,845	17,822,403
Accumulated depreciation	(8,160,361)	(7,481,035)

	$9,776,484	$10,341,368

NOTE 6. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2008 and 2007 was $134,716,000 and $170,521,000, respectively. The scheduled maturities of time deposits at December 31, 2008 are as follows:

2009	$260,357,919
2010	72,442,436
2011	11,259,719
2012	8,387,112
2013	37,288,994
2014	25,758

$389,761,938

The Company had brokered time deposits of $44,795,000 and $10,548,000 at December 31, 2008 and December 31, 2007, respectively.

Overdraft demand deposits reclassified to loans totaled $179,000 and $10,000 at December 31, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2008	2007
Advance from Federal Home Loan Bank with interest at 5.51%, due March 26, 2008.	$—	$5,000,000
Advance from Federal Home Loan Bank with interest at 4.00%, due April 19, 2010.	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 3.28%, due April 17, 2008.	—	1,000,000
Advance from Federal Home Loan Bank with interest at 3.16%, due April 19, 2010.	642,857	1,071,429
Treasury, tax and loan note option account, with interest at .25% less than the federal funds rate, due on demand.	955,409	353,069
Federal funds purchased and securities sold under agreements to repurchase.	—	5,000,000

	$2,598,266	$13,424,498

The advances from the Federal Home Loan Bank are secured by Federal Home Loan Bank stock of $1,367,900, and Federal Home Loan Bank Agency bonds in the amount of $6,576,000.

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

The Company has an available unused line of credit with a financial institution totaling $12,000,000 at December 31, 2008.

NOTE 8. MORTGAGE BANKING INCOME

Mortgage banking income consists of the following:

	Years Ended December 31,
	2008	2007	2006
Gains on sale of loans	$183,012	$270,095	$330,959
Other fees from borrowers	194,313	330,251	372,607

	$377,325	$600,346	$703,566

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. EMPLOYEE BENEFIT PLANS

The Company has a noncontributory profit-sharing plan and a 401(k) retirement plan covering substantially all employees. Contributions to the plans charged to expense during 2008, 2007 and 2006 amounted to $84,325, $434,018 and $417,816, respectively.

The Company also has deferred compensation agreements with certain key officers. Amounts charged to expense under these agreements totaled $59,844, $56,320, and $53,064 for the years ended December 31, 2008, 2007 and 2006, respectively.

NOTE 10. INCOME TAXES

The allocation of income tax expense (benefit) between current and deferred income taxes is as follows:

	Years Ended December 31,
	2008	2007	2006
Current
Federal	$(3,525,605)	$6,104,827	$6,888,902
State	(552,243)	532,965	756,586
Deferred
Federal	(3,523,117)	(1,541,583)	(15,021)
State	(940,833)	(260,799)	(21,384)
Valuation allowance	1,970,151	—	—

Income tax expense (benefit)	$(6,571,647)	$4,835,410	$7,609,083

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income (loss) before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2008	2007	2006
Income taxes (benefit) at federal statutory	$(7,321,426)	$4,740,448	$7,006,431
Tax-exempt interest	(108,823)	(123,637)	(109,750)
State income taxes (benefit)	(1,189,659)	117,266	580,302
Rate adjustment	—	—	—
Valuation allowance	1,970,151	—	—
Surtax exemption	(98,330)	(23,357)	—
Other items, net	176,440	124,690	132,100

Income tax expense (benefit)	$(6,571,647)	$4,835,410	$7,609,083

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. INCOME TAXES (Continued)

The components of deferred income taxes are as follows:

	December 31,
	2008	2007
Deferred tax assets:
Loan loss reserves	$6,857,991	$2,961,820
Deferred compensation	247,636	234,768
Deferred loan fees	26,472	16,681
Other real estate expenses	929,134	64,114
Nonaccrual loan interest	—	717,189
Unused state tax credits	332,930	—
Contributions	2,862	—

	8,397,025	3,994,572
Valuation allowance	(1,970,151)	—

	6,426,874	3,994,572
Deferred tax liabilities:
Securities available for sale	406,226	224,469
Depreciation	43,723	105,221

	449,949	329,690

Net deferred tax assets	$5,976,925	$3,664,882

NOTE 11. COMMITMENTS AND CONTINGENCIES

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

	December 31,
	2008	2007
Commitments to extend credit	$68,193,838	$75,223,974
Other standby letters of credit	6,259,448	6,559,617

	$74,453,286	$81,783,591

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

At December 31, 2008 and 2007, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2008 and 2007.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTE 12. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Henry County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Ninety-five percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. Additionally, forty-nine percent of the Company’s loan portfolio is concentrated in real estate construction loans. Accordingly, the ultimate collectibility of the loan portfolio and recovery of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $12,000,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2008, no dividends could be declared without prior regulatory approval.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. As a result of the findings of the FDIC in its most recent examination of the Bank, the Bank’s Directors entered into an informal agreement with the FDIC and Georgia Department of Banking and Finance to improve the condition of the Bank. Specifically, the agreement provides for reducing adversely classified assets, upgrading the overall quality of the loan portfolio, maintaining a Tier I leverage capital ratio of not less than 8% and a Total Risk Based capital ratio of not less than 10%, maintaining an adequate reserve for loan losses, prohibiting dividends without prior regulatory approval, improving liquidity, and adopting a revised strategic plan covering the next three years. The Bank has agreed to submit certain of these plans and programs to the regulators for review and comment. Failure to adequately address the provisions contained in the agreement may result in a formal enforcement action by the regulatory agencies. The Bank presently exceeds the capital ratios and is complying with the reporting provisions of the agreement.

As of December 31, 2008, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2008:
Total Capital to Risk
Weighted Assets:
Consolidated	$65,778	11.59%	$45,408	8.00%	N/A	N/A
Bank	$65,541	11.55%	$45,396	8.00%	$56,745	10.00%
Tier I Capital to Risk
Weighted Assets:
Consolidated	$58,554	10.32%	$22,704	4.00%	N/A	N/A
Bank	$58,317	10.28%	$22,698	4.00%	$34,047	6.00%
Tier I Capital to
Average Assets:
Consolidated	$58,554	8.43%	$27,786	4.00%	N/A	N/A
Bank	$58,317	8.40%	$27,780	4.00%	$34,725	5.00%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. FAIR VALUES

On January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances. On February 12, 2008, the FASB issued Staff Position 157-2 which defers the effective date of Statement 157 for certain nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years.

On October 10, 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset Is Not Active.” This FSP clarified the application of SFAS No. 157 in a market that is not active and reiterated that the results of distressed sales or forced liquidations are not determinative when measuring fair value. It emphasized that when determining fair value, the use of management’s internal assumptions concerning future cash flows discounted at an appropriate risk-adjusted interest rate is acceptable when relevant observable market data do not exist. In some situations, multiple inputs from a variety of sources may provide the best evidence of fair value. The FSP also described how the use of broker quotes should be considered when assessing the relevance of observable and unobservable inputs. The impact of this statement is minimal, as this FSP provides clarification to existing guidance.

As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about market risk and/or risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following categories:

Level 1 Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities traded in an active market, as well as certain U.S. Treasury and U.S. Government-sponsored enterprise debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2 Observable inputs other than Level 1 prices such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments or whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. FAIR VALUES (Continued)

Assets Measured at Fair Value on a Recurring Basis

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available for Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include U. S. agency securities, mortgage-backed agency securities, obligations of state and political subdivisions and certain corporate, asset backed and other securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Assets Measured at Fair Value on a Recurring Basis (Continued)

The following table presents financial assets measured at fair value on a recurring basis:

		Fair Value Measurements at December 31, 2008 Using
	Assets/Liabilities Measured at Fair Value December 31, 2008	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available for sale securities	$60,455,998	$320,000	$60,135,998	$—

Assets Measured at Fair Value on a Nonrecurring Basis

Following is a description of the valuation methodologies used for instruments measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Once a loan is identified as individually impaired, management measures the impairment in accordance with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS 114’). The fair value of impaired loans is estimated using one of several methods, including the present value of future cash flows discounted at the loan’s effective interest rate or a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. In accordance with SFAS 114, impaired loans where an allowance is established based on fair value of collateral require classification in the fair value hierarchy.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. FAIR VALUES (Continued)

The Company measures the fair value of collateral dependent loans based on the fair value of collateral securing these loans. These measurements are classified as Level 3 within the valuation hierarchy. All impaired loans are secured by real estate. The fair value of these real estate properties is generally determined based upon appraisals performed by a certified or licensed appraiser using inputs such as absorption rates, capitalization rates, and comparables. Management also considers other factors or recent developments which could result in adjustments to the valuation. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above. For the year ended December 31, 2008, a nonrecurring change in fair value of $22.2 million has been recorded on those loans considered impaired at December 31, 2008.

Other Real Estate Owned

Foreclosed assets are adjusted to fair value upon transfer of the loans to other real estate owned. Subsequently, other real estate owned is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price, the Company records the other real estate owned as nonrecurring Level 2. When a current appraisal is not available or management determines the fair value is further impaired below the appraised value and there is no observable market price, the Company records the other real estate owned as nonrecurring Level 3. As a result of continued deterioration in the appraised values of our other real estate owned as evidenced by current market conditions, the Company recorded additional write-downs of $2.9 million through a charge to earnings during the twelve months ending December 31, 2008.

The following table presents the assets and liabilities carried on the balance sheet by caption and by level within the FAS No. 157 valuation hierarchy (as described above) as of December 31, 2008, for which a nonrecurring change in fair value has been recorded during the year ended December 31, 2008:

		Fair Value Measurements at December 31, 2008 Using
	Assets/Liabilities Measured at Fair Value December 31, 2008	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$71,936,348	$—	$—	$71,936,348
Other real estate owned	$18,397,754	$—	$—	$18,397,754

Fair Values of Financial Instruments

In February, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115. SFAS No. 159 allows companies to report selected financial assets and liabilities at fair value. The changes in fair value are recognized in earnings and the assets and liabilities measured under this methodology are required to be displayed separately on the balance sheet. While SFAS No. 159 became effective for the Company beginning January 1, 2008, the Company has not elected the fair value option that is offered by this statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. FAIR VALUES (Continued)

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value and is not significant. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. FAIR VALUES (Continued)

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$29,838,959	$29,838,959	$29,058,223	$29,058,223
Securities available for sale	60,455,998	60,455,998	87,717,716	87,717,716
Securities held to maturity	3,360,711	3,349,682	4,164,690	4,143,401
Restricted equity securities	1,643,251	1,643,251	1,897,751	1,897,751
Loans held for sale	—	—	950,405	950,405
Loans, net	515,878,149	520,205,733	561,730,164	563,021,108
Accrued interest receivable	3,164,328	3,164,328	7,155,919	7,155,919

Financial liabilities:
Deposits	590,476,625	599,314,687	625,851,121	629,444,479
Other borrowings	2,598,266	2,600,000	13,424,498	13,600,000
Accrued interest payable	2,701,015	2,701,015	3,446,182	3,446,182

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. SUPPLEMENTAL SEGMENT INFORMATION

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

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2008	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$35,436,579	$8,204	$—	$(35,035)	$35,409,748
Interest expense	19,636,646	26,831	—	(35,035)	19,628,442
Net interest income (expense)	15,799,933	(18,627)	—	—	15,781,306
Intersegment net interest income (expense)	18,627	(18,627)	—	—	—
Other revenue from all sources	2,418,540	377,325	12,900	—	2,808,765
Intersegment other revenues (expenses)	24,840	(24,840)	—	—	—
Depreciation	672,737	345	6,244	—	679,326
Provision for loan losses	24,285,750	—	—	—	24,285,750
Segment loss	(20,622,466)	(244,410)	(51,482)	—	(20,918,358)
Segment assets	656,245,974	634,887	250,388	(1,253,775)	655,877,474
Expenditures for premises and equipment	114,442	—	—	—	114,442

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2007	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$51,637,930	$17,133	$—	$(78,173)	$51,576,890
Interest expense	26,323,568	61,040	—	(78,173)	26,306,435
Net interest income (expense)	25,314,362	(43,907)	—	—	25,270,455
Intersegment net interest income (expense)	43,907	(43,907)	—	—	—
Other revenue from all sources	2,437,321	600,346	12,600	—	3,050,267
Intersegment other revenues (expenses)	24,840	(24,840)	—	—	—
Depreciation	670,723	579	6,244	—	677,546
Provision for loan losses	2,959,254	—	—	—	2,959,254
Segment profit (loss)	13,787,632	(197,525)	(45,971)	—	13,544,136
Segment assets	719,528,021	1,740,446	381,964	(2,654,382)	718,996,049
Expenditures for premises and equipment	1,082,791	—	—	—	1,082,791

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. SUPPLEMENTAL SEGMENT INFORMATION (Continued)

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2006	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$48,369,210	$16,857	$—	$(74,373)	$48,311,694
Interest expense	20,515,325	57,516	—	(74,373)	20,498,468
Net interest income (expense)	27,853,885	(40,659)	—	—	27,813,226
Intersegment net interest income (expense)	40,659	(40,659)	—	—	—
Other revenue from all sources	2,604,371	703,566	12,600	—	3,320,537
Intersegment other revenues (expenses)	24,840	(24,840)	—	—	—
Depreciation	592,515	1,209	7,662	—	601,386
Provision for loan losses	476,860	—	—	—	476,860
Segment profit (loss)	20,258,542	(179,419)	(60,748)	—	20,018,375
Segment assets	695,051,272	1,583,299	1,130,481	(3,654,236)	694,310,816
Expenditures for premises and equipment	1,495,921	—	—	—	1,495,921

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2008 and 2007 and statements of operations and cash flows for Henry County Bancshares, Inc. for the years ended December 31, 2008, 2007 and 2006.

CONDENSED BALANCE SHEETS

	December 31,
	2008	2007
Assets
Cash	$89,535	$216,999
Investment in subsidiaries	59,105,402	75,204,573
Premises and equipment	140,940	147,184
Other assets	19,913	17,780

Total assets	$59,355,790	$75,586,536

Liabilities and Stockholders’ Equity
Other liabilities	$13,139	$52,394
Stockholders’ equity	59,342,651	75,534,142

Total liabilities and stockholders’ equity	$59,355,790	$75,586,536

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007	2006
Income
Dividends from bank subsidiary	$2,136,854	$4,255,961	$4,434,044
Rental income	12,900	12,600	12,600

	2,149,754	4,268,561	4,446,644

Expense
Depreciation	6,244	6,244	7,662
Other expenses	58,139	52,326	65,686

Total expenses	64,383	58,570	73,348

Income before income tax benefits and equity in undistributed income (loss) of subsidiaries	2,085,371	4,209,991	4,373,296
Income tax benefits	(19,913)	(17,780)	(23,497)

Income before undistributed income (loss) of subsidiaries	2,105,284	4,227,771	4,396,793

Equity in undistributed income (loss) of subsidiaries	(16,451,995)	4,480,955	8,012,499

Net income (loss)	$(14,346,711)	$8,708,726	$12,409,292

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES
Net income (loss)	$(14,346,711)	$8,708,726	$12,409,292
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	6,244	6,244	7,662
Undistributed (income) loss of subsidiaries	16,451,995	(4,480,955)	(8,012,499)
Net other operating activities	(41,388)	(2,361)	38,313

Net cash provided by operating activities	2,070,140	4,231,654	4,442,768

FINANCING ACTIVITIES
Dividends paid	(2,136,854)	(4,005,960)	(4,434,044)
Reissuance of treasury stock	—	131,247	235,300
Purchase of treasury stock	(60,750)	(1,093,500)	—

Net cash used in financing activities	(2,197,604)	(4,968,213)	(4,198,744)

Net increase (decrease) in cash	(127,464)	(736,559)	244,024

Cash at beginning of year	216,999	953,558	709,534

Cash at end of year	$89,535	$216,999	$953,558