Form 10-K, Exhibit 13
period 2010-12-31
HENRY COUNTY BANCSHARES INC
filed 2011-03-30
CIK 706465

Henry County Bancshares 10-K

EXHIBIT 13

Henry County Bancshares, Inc.
and Subsidiaries

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Henry County Bancshares, Inc.
Stockbridge, Georgia

We have audited the accompanying consolidated balance sheets of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered significant losses from operations due to the economic downturn, which has resulted in declining levels of capital. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
March 30, 2011

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2010 and December 31, 2009

(in thousands, except share and per share amounts)	2010	2009

Assets

Cash and due from banks	$8,812	$11,887
Interest-bearing excess Federal Reserve balances	22,100	25,700
Interest-bearing deposits in banks	1,510	635
Securities available for sale, at fair value	67,215	72,177
Securities held to maturity (fair value approximates $378 and $705)	375	695
Restricted equity securities, at cost	1,194	1,266
Loans held for sale	-	499

Loans	380,242	434,891
Less allowance for loan losses	10,824	13,324
Loans, net	369,418	421,567

Premises and equipment	9,034	9,481
Foreclosed properties	79,451	49,732
Income taxes receivable	266	17,457
Other assets	4,504	3,552
Total assets	$563,879	$614,648

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$60,047	$59,831
Interest-bearing	484,616	526,270
Total deposits	544,663	586,101

Other borrowings	755	1,436
Other liabilities	3,180	3,784
Total liabilities	548,598	591,321

Commitments and contingencies (Note 12)

Stockholders’ equity
Preferred stock, no par value; 10,000,000 shares authorized; none issued Common stock, par value $.10 and $2.50, respectively; 50,000,000 shares authorized; 14,388,749.6 shares issued	1,439	35,972
Capital surplus	35,273	740
Accumulated deficit	(19,200)	(12,491)
Accumulated other comprehensive income	88	1,425
Less cost of treasury stock, 143,060 shares	(2,319)	(2,319)
Total stockholders’ equity	15,281	23,327
Total liabilities and stockholders’ equity	$563,879	$614,648

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended December 31, 2010, 2009, and 2008

(in thousands, except share and per share amounts)	2010	2009	2008

Interest income
Loans	$17,892	$18,587	$31,538
Taxable securities	1,832	2,370	3,641
Nontaxable securities	156	300	355
Deposits in banks	42	12	38
Federal Reserve balances	72	57	-
Federal funds sold	-	23	212
Total interest income	19,994	21,349	35,784

Interest expense
Deposits	9,947	14,700	19,371
Other borrowings	13	52	257
Total interest expense	9,960	14,752	19,628

Net interest income	10,034	6,597	16,156
Provision for loan losses	1,169	39,168	24,286
Net interest income (loss) after provision for loan losses	8,865	(32,571)	(8,130)

Other operating income
Service charges on deposit accounts	1,817	1,602	1,362
Other service charges and fees	1,071	813	942
Securities gains (losses), net	987	(275)	-
Mortgage banking income	13	455	377
Total other operating income	3,888	2,595	2,681

Other expenses
Salaries and employee benefits	5,244	6,654	7,340
Occupancy and equipment expenses	1,479	1,570	1,698
Foreclosed properties, net	7,914	5,145	3,559
FDIC and regulatory	2,709	1,888	527
Other operating expenses	1,887	2,528	2,346
Total other expenses	19,233	17,785	15,470

Loss before income taxes	(6,480)	(47,761)	(20,919)

Income tax expense (benefit)	229	(11,109)	(6,572)

Net loss	$(6,709)	$(36,652)	$(14,347)

Loss per share	$(0.47)	$(2.57)	$(1.01)

Weighted average shares outstanding	14,245,690	14,245,690	14,245,715

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Loss
Years Ended December 31, 2010, 2009 and 2008

(in thousands)	2010	2009	2008

Net loss	$(6,709)	$(36,652)	$(14,347)

Other comprehensive income (loss), net of tax:

Unrealized holding gains (losses) on investment securities available for sale arising during period	(350)	230	535

Reclassification adjustment for gains on sale of securities available for sale realized	(987)	-	-

Associated income taxes	-	406	(182)

Total other comprehensive (loss) income, net of tax	(1,337)	636	353

Total comprehensive loss	$(8,046)	$(36,016)	$(13,994)

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2010, 2009, and 2008

			Retained	Accumulated
			Earnings	Other		Total
	Common		(Accumulated	Comprehensive	Treasury	Stockholders’
(in thousands)	Stock	Surplus	Deficit)	Income	Stock	Equity

Balance, December 31, 2007	$35,972	$740	$40,645	$436	$(2,258)	$75,535
Net loss	-	-	(14,347)	-	-	(14,347)
Cash dividends declared, $.15 per share	-	-	(2,137)	-	-	(2,137)
Purchase of treasury stock	-	-	-	-	(61)	(61)
Other comprehensive income	-	-	-	353	-	353
Balance, December 31, 2008	$35,972	$740	$24,161	$789	$(2,319)	$59,343
Net loss	-	-	(36,652)	-	-	(36,652)
Other comprehensive income	-	-	-	636	-	636

Balance, December 31, 2009	$35,972	$740	$(12,491)	$1,425	$(2,319)	$23,327
Net loss	-	-	(6,709)	-	-	(6,709)
Change in par value of common stock from $2.50 per share to $.10 per share	(34,533)	34,533	-	-	-	-
Other comprehensive loss	-	-	-	(1,337)	-	(1,337)
Balance, December 31, 2010	$1,439	$35,273	$(19,200)	$88	$(2,319)	$15,281

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2010, 2009, and 2008

(in thousands)	2010	2009	2008

Operating Activities
Net loss	$(6,709)	$(36,652)	$(14,347)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	467	519	679
Decrease (increase) in loans held for sale	499	(499)	950
Provision for loan losses	1,169	39,168	24,286
Write off (collection) of interest reserve loans	(1,337)	2,410	-
Impairment losses on foreclosed properties	4,349	2,554	2,911
Gains on sale of securities available for sale	(987)	-	-
Impairment losses on restricted equity securities	-	275	-
Deferred income taxes	-	6,383	(2,494)
Net losses on sale of foreclosed properties	222	1,219	324
Gain on the sale of premises and equipment	(98)	-	-
Decrease in interest receivable	610	942	3,992
Decrease in interest payable	(594)	(585)	(745)
Decrease (increase) in income taxes receivable	17,191	(11,336)	(5,712)
Net other operating activities	251	843	267
Net cash provided by operating activities	15,033	5,241	10,111

Investing Activities
Purchases of securities available for sale	(63,692)	(54,193)	(50,790)
Proceeds from maturities of securities available for sale	44,864	42,702	78,586
Proceeds from sale of securities available for sale	23,440	-	-
Proceeds from maturities of securities held to maturity	320	2,666	804
Retirement of restricted equity securities	72	102	254
Net decrease (increase) in excess Federal Reserve balances	3,600	(25,700)	-
Net decrease (increase) in federal funds sold	-	14,300	(4,800)
Net decrease (increase) in interest-bearing deposits in banks	(875)	865	1,232
Net decrease in loans	13,401	9,515	8,384
Additions to foreclosed properties	(474)	(249)	-
Proceeds from sale of foreclosed properties	3,277	8,360	1,944
Proceeds from sale of premises and equipment	104	-	-
Purchase of premises and equipment	(26)	(224)	(114)
Net cash provided by (used in) investing activities	24,011	(1,856)	35,500

Financing Activities
Net decrease in deposits	(41,438)	(4,375)	(35,374)
Net repayments of other borrowings	(681)	(1,162)	(10,826)
Dividends paid	-	-	(2,137)
Purchase of treasury stock	-	-	(61)
Net cash used in financing activities	(42,119)	(5,537)	(48,398)

Net decrease in cash and due from banks	(3,075)	(2,152)	(2,787)

Cash and due from banks, beginning of year	11,887	14,039	16,826

Cash and due from banks, end of year	$8,812	$11,887	$14,039

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2010, 2009, and 2008

(in thousands)	2010	2009	2008

Supplemental Disclosures of Cash Flow Information

Cash paid (received) for:
Interest	$10,554	$15,337	$20,373

Income taxes	$(16,923)	$(6,122)	$1,480

Noncash transactions
Other real estate acquired in settlement of loans	$41,149	$43,466	$14,111
Receivable acquired in settlement of loan	$1,823	$-	$-
Financed sales of foreclosed properties	$4,056	$248	928

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Henry County Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, The First State Bank, (the “Bank”) and the Bank’s wholly-owned subsidiary, First Metro Mortgage Co. (“First Metro”).  The Bank is a commercial bank located in Stockbridge, Henry County, Georgia with six other branches located in Henry County.  The Bank provides a full range of banking services in its primary market area of Henry County and surrounding counties.  Until December 15, 2009, when it suspended operations, the Company also conducted mortgage-lending operations through the Bank’s wholly owned subsidiary, First Metro Mortgage Company (“First Metro”).  First Metro provided the Bank’s customers with a wide range of mortgage banking services and products in the same primary market area as the Bank.

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and deferred income taxes.  The determination of the adequacy of the allowance for loan losses and the valuation of foreclosed real estate are based on estimates that are susceptible to significant changes in the economic environment and market conditions.  In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management regularly evaluates the value of both foreclosed real estate and real estate serving as collateral on loans and incorporates extensive use of outside appraisals.

The Company has evaluated all transactions, events, and circumstances occurring through the date these financial statements were issued or available to be issued for consideration of impact or disclosure, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Cash, Due from Banks and Cash Flows

For purposes of reporting consolidated cash flows, cash and due from banks includes cash on hand, cash items in process of collection, and amounts due from banks.  Cash flows from loans, interest-bearing deposits at the Federal Reserve and in banks, federal funds sold and deposits are reported net.

The Bank was not required to maintain reserve balances or deposits with the Federal Reserve Bank at December 31, 2010 or at December 31, 2009.  The Federal Reserve Bank pays interest on excess reserve balances of the Bank on deposit with the Federal Reserve.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost.  Securities not classified as held to maturity are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The Company evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.  If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.  For equity securities, the entire amount of impairment is recognized through earnings.

Restricted Equity Securities

Investments in restricted equity securities without a readily determinable market value are carried at cost.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Loans Held for Sale

Loans held for sale consist of mortgage loans originated by the Company, which the Company intends to sell into the secondary market and are carried at the lower of cost or fair value, as determined by the aggregate outstanding commitments from investors.  These loans are sold with servicing rights attached; therefore, no servicing rights are retained by the Company.

The Company sells mortgage loans to investors under various blanket agreements.  Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, delinquencies within the first three to six months, which lead to loan default and foreclosure.  These recourse provisions represent off-balance sheet risks in the normal course of business.  Any liability applicable to loans sold with recourse would be included in other liabilities.  No recourse liability was required at December 31, 2010 or December 31, 2009.

Mortgage banking income in the statement of income includes gains and losses on the sale of loans and miscellaneous fees received from borrowers.  Gains and losses on the sale of loans are recognized at the settlement date and are determined by the difference between the selling price and the carrying value of the loans sold.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances less deferred fees and costs on originated loans and the allowance for loan losses.  Interest income is accrued on the outstanding principal balance.  Loan origination fees, net of certain direct origination costs, for all loans, other than consumer loans, are deferred and recognized in income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, or generally at the time the loan is 90 days past due.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal and interest is considered doubtful.  All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrual of interest is recoverable through the liquidation of collateral.  Interest income on nonaccrual loans is recognized on the cash basis, until the loans are returned to accrual status.  Loans are returned to accrual status when future payments are reasonably assured through either bringing current all the principal and interest amounts contractually due or though a restructure of the loan or a portion thereof.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Loans, continued

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio.  The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the uncollectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions.  While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.  Although allocations of the allowance may be made for specific loans, the entire allowance is available for any loan that, in management’s judgment, should be charged off.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Allowance for Loan Losses, continued

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Individual non-consumer loans over $500,000 are evaluated for impairment.  If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.  Troubled debt restructurings are separately identified for impairment disclosures and if not collateral dependent, are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.  For troubled debt restructurings that subsequently default, the Company determines the amount of allowance in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors.  The historical loss experience is calculated by loan portfolio categories.  These categories are determined by aggregating loans with comparable collateral or loan purpose and is based on the actual loss history experienced by the Company over the most recent 18 months within each category.  The Company’s actual loss experience is supplemented with other economic factors based on the risks present for each loan category.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Allowance for Loan Losses, continued

The following broad portfolio segments, each composed of multiple loan categories, have been identified:

Commercial.  These are loans the Company makes to small and medium-sized businesses in its primary trade area for purposes such as new or upgrades to plant and equipment, inventory acquisition and various working capital purposes.  Commercial loans are granted to borrowers based on cash flow, ability to repay and degree of management expertise.  This type of loan may be subject to many different types of risk, which will differ depending on the particular industry in which the borrower operates. General risks to an industry, or segment of an industry, are monitored by senior management on an ongoing basis.  When warranted, individual borrowers who may be at risk due to an industry condition may be more closely analyzed and reviewed at the Loan Committee or Board of Director level.

This type of loan will usually be collateralized.  Generally, business assets are used and may consist of general intangibles, inventory, equipment or real estate.  Collateral is subject to risk in its ability to be converted to a liquid asset, if necessary, as well as risks associated with degree of specialization, mobility and general collectability in a default situation.  To mitigate this risk, these types of loans are underwritten to strict standards including valuations and general acceptability based on the Company’s ability to monitor the ongoing business viability and collateral value.

Commercial Real Estate.  The Company engages in commercial real estate lending through direct originations.  Loans classified as commercial real estate are either for the purpose of purchasing and developing real estate, providing funds for construction, financing the needs of churches, or financing owner or non-owner occupied commercial real estate.

Land, development and construction. The Company makes loans to purchase and develop real estate, including construction loans, to customers in our market area.  Loans, secured by real estate, are granted for both speculative projects and those being built with end buyers already committed.  This type of loan is subject primarily to market and general economic risk caused by inventory build-up in periods of economic prosperity.  During times of economic stress this type of loan has typically had a greater degree of risk than other loan types.

Churches. The Company makes loans to churches, secured by real estate, for the purpose of constructing new facilities or additions to current facilities.  These loans are subject to the risk of local economic conditions which impact the financial condition and the giving level of church members.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Allowance for Loan Losses, continued

Other Commercial Real Estate.  Other commercial real estate loans represent those loans to business owner/operators to finance real estate out of which they operate their business, or to entities who have, for investment purposes, purchased or developed commercial property to lease to others.  These loans are subject to the risks of the local and national economy which impact the viability, and ultimately the cash flow of the business occupying the real estate, which is the primary source of repayment.

Residential Real Estate.  The Company grants loans to individuals secured by first or second mortgages on residential real estate located in our market area.  The majority of these loans are for owner occupied properties and are subject to risks associated with the local economy.

Consumer.  This portfolio consists principally of installment loans to individuals for personal, family, and household purposes.  These loans entail a high degree of risk due to the typically highly depreciable nature of any underlying collateral and collectability risks resulting from the borrower’s potential for insolvency or bankruptcy.

Premises and Equipment

Land is carried at cost.  Premises and equipment are carried at cost less accumulated depreciation computed primarily on the straight-line method over the estimated useful lives of the assets.

Foreclosed Properties

Foreclosed properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of the Company’s investment in the property or fair value less selling costs.  Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses.  Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of carrying amount or fair value less costs to sell.  Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent write-downs to the value are expensed.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Income Taxes

The Company accounts for income taxes in accordance with existing income tax accounting guidance (FASB ASC 740, Income Taxes).

The income tax accounting guidance results in two components of income tax expense: current and deferred.  Current income tax expense or benefit reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or losses.  The Company determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense or benefit results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.  Deferred tax assets are reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The valuation allowance for deferred tax assets at December 31, 2010 and 2009 was $12,129,000 and $9,089,000, respectively.  There was not a deferred tax asset balance at December 31, 2010 and 2009.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Earnings (Losses) Per Share

Earnings (losses) per share represent earnings or (losses) attributable to common stockholders divided by the weighted-average number of common shares outstanding during the period.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income or loss.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income or loss, are components of comprehensive income or loss.

Reclassifications

Certain amounts in the 2009 and 2008 consolidated financial statements have been reclassified to conform to the 2010 presentation.

Fair Value of Financial Instruments

Fair values of financial instruments are estimates using relevant market information and other assumptions, as more fully disclosed in Note 15.  Fair value estimates involve uncertainties and matters of significant judgment.  Changes in assumptions or in market conditions could significantly affect the estimates.

Recent Accounting Pronouncements

During December 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2009-16 – “Loans and Debt Securities Acquired with Deteriorated Credit Quality”.  The ASU amends Accounting Standards Codification (ASC) Subtopic 310 to clarify that modifications of loans that are accounted for within a pool, as defined by Subtopic 310-30, do not result in the removal of these loans from the pool even if the modification would otherwise be considered a troubled debt restructuring.  The amendments do not include loans not accounted for within pools.  Loans accounted for on an individual basis continue to be subject to the troubled debt restructuring accounting provisions with ASC 310-40 Troubled Debt Restructurings by Creditors.  The Company adopted the provisions of this ASU during the third quarter 2010.  This amendment did not have a material impact on the Company’s consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recent Accounting Pronouncements, continued

During January 2010, the FASB issued ASU 2010-06 – “Improving Disclosures About Fair Value Measurements”, which added disclosure requirements about transfers in and out of Levels 1 and 2, clarified existing fair value disclosure requirements about the appropriate level of disaggregation, and clarified that a description of valuation techniques and inputs used to measure fair value was required for recurring and nonrecurring Level 2 and 3 fair value measurements. The adoption of these provisions of this ASU, which was subsequently codified into Accounting Standards Codification Topic 820, “Fair Value Measurements and Disclosures,” only affected the disclosure requirements for fair value measurements and as a result had no impact on the Company’s consolidated financial statements.  See Note 15 to the Consolidated Financial Statements for the disclosures required by this ASU.

During February 2010, the FASB updated ASU No. 2010-09, Subsequent Events (Topic 855) – Amendments to Certain Recognition and Disclosure Requirements.  This guidance amends FASB ASC Topic 855, Subsequent Events, so that issuers filing periodic reports with the Securities and Exchange Commission (“SEC filers”) no longer are required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements.  SEC filers must evaluate subsequent events through the date the financial statements are issued.

During July 2010, the FASB issued ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  This guidance requires disclosures regarding loans and the allowance for loan losses that are disaggregated by portfolio segment and class of financing receivable.  Required enhancements to current disclosures include a rollforward of the allowance for loans losses by portfolio segment, with the ending balance broken out by basis of impairment method, as well as the recorded investment in the respective loans.  Nonaccrual and impaired loans by class must also be shown.  Disclosure requirements also include: 1) credit quality indicators by class, 2) aging of past due loans by class, 3) troubled debt restructurings (“TDRs”) by class and their effect on the allowance for loan losses, 4) defaults on TDRs by class and their effect on the allowance for loan losses, and 5) significant purchases and sales of loans disaggregated by portfolio segment.  This guidance is effective for interim and annual reporting periods ending on or after December 15, 2010, for end of period disclosures.  Activity related disclosures are required for interim and annual reporting periods beginning on or after December 15, 2010.  While impacting its disclosures, this ASU will not have an impact on the Company’s consolidated financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

2)	RECENT OPERATING LOSSES AND IMPACT ON CAPITAL

The Company has been adversely impacted by the continuing deterioration of the Metropolitan Atlanta real estate market causing continuing losses at the Bank, resulting in the Bank being deemed significantly undercapitalized at December 31, 2010.  On May 14, 2010, the Bank entered into a Stipulation and Consent Agreement with the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department of Banking and Finance (the “Department”) (collectively, the “Supervisory Authorities”) agreeing to the issuance of a Consent Order (the “Order”).  The Order stipulates, among other conditions, that the Bank reach and maintain a Tier 1 capital ratio equal to or exceeding 8%.  There is no assurance that the Bank’s capital can be increased to the level required by the Supervisory Authorities.  Also, should the Bank’s capital not be increased to the level set forth in the Order, it is uncertain what action the Supervisory Authorities will take.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of the Bank not having adequate capital or liquidity to continue to operate or from any extraordinary regulatory action, either of which would affect its ability to continue as a going concern.  Management of the Company has taken certain steps in an effort to continue with safe and sound banking practices.

Actions have been initiated to mitigate lending exposure, strengthen the loan portfolio, and protect the Bank’s collateral interests, as well as to reduce operating costs and provide for positive operating cash flows throughout 2010.  Notwithstanding these efforts, the Bank sustained a loss for 2010 of $6,709,000 primarily resulting from impairment charges and increased operating expenses on foreclosed properties plus additional losses on problem loans resulting primarily from continued declines in value of the underlying real estate securing these problem loans and the payment of property taxes on these problem loans.  In addition, the increase in FDIC Insurance premiums had a significant negative impact on the Company’s operations.

The Capital Committee of the Board of Directors continues to review various alternatives for increasing the Bank’s capital and on January 20, 2011 the Company began a common stock offering through a private placement memorandum to raise a minimum of $50 million and a maximum of $75 million in additional capital with the majority of any capital raised to be contributed to the Bank.  However, there can be no assurance that this offering of common stock will be successful.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

3)	SECURITIES

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2010 and 2009 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss).

Securities Available for Sale

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

December 31, 2010:
U.S. Government sponsored agencies	$8,280	$28	$(51)	$8,257
State and municipal securities	23,372	158	(324)	23,206
Mortgage-backed securities	35,475	392	(115)	35,752
	$67,127	$578	$(490)	$67,215

December 31, 2009:
U.S. Government sponsored agencies	$29,581	$216	$(108)	$29,689
State and municipal securities	10,461	169	(85)	10,545
Mortgage-backed securities	30,710	1,284	(51)	31,943
	$70,752	$1,669	$(244)	$72,177

Securities Held to Maturity

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

December 31, 2010
State and municipal securities	$375	$3	$-	$378

December 31, 2009:
State and municipal securities	$695	$11	$(1)	$705

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

3)	SECURITIES, continued

The amortized cost and fair value of debt securities as of December 31, 2010 by contractual maturity are shown below.  Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty.  Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available for		Securities Held to
	Sale		Maturity
	Amortized	Estimated	Amortized	Estimated
(in thousands)	Cost	Fair Value	Cost	Fair Value

Due in one year or less	$2,235	$2,253	$175	$178
Due after one year through five years	4,266	4,361	200	200
Due after five years through ten years	14,717	14,489	-	-
After ten years	10,434	10,360	-	-
Mortgage-backed securities	35,475	35,752	-	-
	$67,127	$67,215	$375	$378

Securities with a carrying value of $23,988,000 at December 31, 2010 and $21,170,000 at December 31, 2009 were pledged to secure public deposits and for other purposes required or permitted by law.

The following table summarizes securities sales activity and gains (losses) for the year ended December 31, 2010.  There were no securities sales activities for the years ending December 31, 2009 and 2008, respectively.

(in thousands)	2010	2009	2008

Proceeds from sales	$23,440	$-	$-

Gross gains on sale	$987	$-	$-
Impairment losses on restricted equity securities	-	(275)	-
Net gains (losses)	$987	$(275)	$-

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

3)	SECURITIES, continued

Restricted equity securities are summarized as follows:

	December 31,
(in thousands)	2010	2009

Federal Home Loan Bank stock	$1,194	$1,266

Information pertaining to securities with gross unrealized losses at December 31, 2010 and December 31, 2009 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

Securities Available for Sale

	Less Than 12 Months		12 Months or More
	Estimated	Unrealized	Estimated	Unrealized
(in thousands)	Fair Value	Losses	Fair Value	Losses

December 31, 2010
U. S. Government sponsored agencies	$2,960	$51	$-	$-
State and municipal securities	10,258	324	-	-
Mortgage-backed securities	12,537	115	-	-
Total temporarily impaired securities	$25,755	$490	$-	$-

December 31, 2009
U. S. Government sponsored agencies	$5,888	$108	$-	$-
State and municipal securities	2,923	85	-	-
Mortgage-backed securities	2,019	51	-	-
Total temporarily impaired securities	$10,830	$244	$-	$-

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

3)	SECURITIES, continued

Securities Held to Maturity

	Less Than 12 Months		12 Months or More
	Estimated	Unrealized	Estimated	Unrealized
(in thousands)	Fair Value	Losses	Fair Value	Losses

December 31, 2010
Total temporarily impaired securities	$-	$-	$-	$-

December 31, 2009
State and municipal securities	-	-	249	1
Total temporarily impaired securities	$-	$-	$249	$1

The unrealized losses on the Company’s investment in state and municipal securities are caused by changes in interest rates.  The Company’s investments in state and municipal securities consist primarily of general obligations of municipalities located in the state of Georgia.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010 and December 31, 2009.

The unrealized losses on the Company’s investment in both direct obligations of federal agencies and mortgage-backed securities guaranteed by federal agencies were also caused by changes in interest rates.  The contractual cash flows of those investments are guaranteed by an agency of the U.S. government.  Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010 and December 31, 2009.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

4)	LOANS

The composition of loans is summarized as follows:

	December 31,
(in thousands)	2010	2009

Commercial	$4,162	6,430
Commercial real estate
Land, development and construction	130,539	179,547
Other	106,152	111,939
Churches	79,706	80,964
Residential real estate	48,741	43,654
Consumer	10,955	12,392
Total	380,255	434,926

Deferred loan fees	(13)	(35)
Allowance for loan losses	(10,824)	(13,324)
Loans, net	$369,418	$421,567

At December 31, 2010 and 2009, interest only loans included in total commercial real estate loans were $139,196,000 and $158,731,000, respectively, and on which 97% and 86%, respectively had interest due on at least a semiannual basis.

Activity in the allowance for loan losses was as follows:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Balance, beginning of year	$13,324	$17,730	$7,657

Provision for loan losses	1,169	39,168	24,286

Loans charged off	(8,044)	(43,697)	(14,220)

Recoveries of loans previously charged off	4,375	123	7

Balance, end of year	$10,824	$13,324	$17,730

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

4)	LOANS, continued

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2010:

		Commercial	Residential
(in thousands)	Commercial	Real Estate	Real Estate	Consumer	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$-	$5,754	$14	$-	$-	$5,768
Collectively evaluated for impairment	15	3,713	449	107	772	5,056
Total ending allowance balance	$15	$9,467	$463	$107	$772	$10,824

Loans:
Individually evaluated for impairment	$2,014	$111,544	$10,747	$-	$-	$124,305
Collectively evaluated for impairment	2,148	204,840	37,994	10,955	-	255,937
Total loans	$4,162	$316,384	$48,741	$10,955	$-	$380,242

A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.  Impaired loans include loans modified in troubled debt restructuring where concessions have been granted to borrowers experiencing financial difficulties.  These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

At December 31, 2010, the Company had $2,014,000 in commercial loans, $50,562,000 in land development and construction, $27,113,000 in other commercial real estate loans and $1,692,000 in residential real estate loans that were modified in troubled debt restructurings and impaired.  In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of $1,825,000 in land development and construction loans and $1,279,000 in other commercial real estate loans.  As of December 31, 2010, the Company allocated $4,208,000 of valuation reserves to customers whose loan terms have been modified in troubled debt restructurings.  The Company has committed to lend additional amounts totaling up to $107,000 as of December 31, 2010 to customers with outstanding loans that are classified as troubled debt restructurings. At December 31, 2009, the Company had $65,902,000 in commercial real estate loans and $853,000 in residential mortgages that were modified in troubled debt restructuring and impaired.  In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of $19,308,000 in commercial real estate loans and $2,030,000 in residential mortgages at December 31, 2009.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

4)	LOANS, continued

	December 31,
(amounts in thousands)	2010	2009

Impaired loans without a valuation reserve	$90,655	$94,382
Impaired loans with a valuation reserve	33,650	20,334
Total impaired loans	$124,305	$114,716

Valuation allowance related to impaired loans	$5,768	$5,284

The following is a summary of information for the years ending December 31 pertaining to the average investment in impaired loans, the income recognized on impaired loans during the year and the portion of that recognized for financial statement purposes that was paid in cash by the borrower.

(in thousands)	2010	2009	2008

Interest income recognized during impairment	$398	$206	$875
Cash-basis interest income recognized	349	68	4
Average investment in impaired loans	123,884	105,966	68,561

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

4)	LOANS, continued

The following chart shows a breakdown of impaired loans at December 31, 2010, by the unpaid principal balance, which is the contractual obligation of the borrower to the Company and the current balance of the loans as reflected in the financial statements, net of any charge offs  to the allowance for loan losses.

	Unpaid		Allowance for
	Principal	Recorded	Loan Losses
(in thousands)	Balance	Investment	Allocated
With no related allowance recorded:
Commercial	$2,014	$2,014	$-
Commercial real estate
Land, development and construction	71,871	49,277	-
Other	28,522	28,522	-
Churches	1,018	1,018	-
Residential real estate	9,926	9,824	-
With an allowance recorded:
Commercial	-	-	-
Commercial real estate	-	-	-
Land, development and construction	34,179	32,577	5,696
Other	150	150	58
Churches	-	-	-
Residential real estate	923	923	14
Total	$148,603	$124,305	$5,768

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

4)	LOANS, continued

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified impaired loans.  The following chart shows those loans at December 31, 2010.

		Past Due
		Loans over
		90 days still
(in thousands)	Nonaccrual	Accruing

Commercial	$2,198	$113
Commercial real estate:
Land, development and construction	60,404	87
Other	20,081	565
Churches	754	-
Residential real estate	3,904	258
Consumer	96	22
	$87,437	$1,045

The following shows the amount of loans, by segment past due at December 31, 2010.

	30-59	60-89	Greater than
	Days	Days	90 Days	Total	Loans Not
(in thousands)	Past Due	Past Due	Past Due	Past Due	Past Due	Total

Commercial	$67	$14	$2,311	$2,392	$1,770	$4,162
Commercial Real Estate:
Land, development and construction	19,828	2,548	59,005	81,381	49,158	130,539
Other	3,975	3,130	19,792	26,897	79,242	106,139
Churches	772	-	273	1,045	78,661	79,706
Residential real estate	1,329	268	4,000	5,597	43,144	48,741
Consumer	33	38	118	189	10,766	10,955
Total	$26,004	$5,998	$85,499	$117,501	$262,741	$380,242

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis includes loans with an outstanding balance greater than $500,000, and non-homogeneous loans, such as commercial and commercial real estate loans.  This analysis is performed on at least an annual basis.  The Company uses the following definitions for risk ratings:

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

4)	LOANS, continued

Credit Quality Indicators, continued

Special Mention.  Loans classified as special mention have a potential weakness that deserves management’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard.  Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful.  Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.  As of December 31, 2010, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

		Special
(in thousands)	Pass	Mention	Substandard	Doubtful

Commercial	$1,736	$145	$2,281	$-
Commercial real estate:
Land, development and construction	29,780	18,341	82,418	-
Other	60,999	15,067	30,073	-
Churches	74,134	4,034	1,538	-
Residential real estate	31,849	5,432	11,460	-
Consumer	10,721	16	218	-
	$209,219	$43,035	$127,988	$-

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

5)	FORECLOSED PROPERTIES

A summary of activity in foreclosed properties is as follows:

	Years Ended December 31,
(in thousands)	2010	2009

Balance, beginning of year	$49,732	$18,398
Loans transferred to foreclosed properties	41,149	43,466
Capitalized costs to properties	474	249
Cash sales proceeds	(3,277)	(8,360)
Financed sales	(4,056)	(248)
Loss on sale of properties	(222)	(1,219)
Impairment losses	(4,349)	(2,554)
Balance, end of year	$79,451	$49,732

Expenses applicable to foreclosed assets include the following:

	Years Ended December 31,
(in thousands)	2010	2009	2008

Net loss on sales of real estate	$222	$1,219	$324
Impairment losses	4,349	2,554	2,911
Operating expenses, net of rental income	3,343	1,372	324
	$7,914	$5,145	$3,559

6)	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
(in thousands)	2010	2009

Land	$2,668	$2,674
Buildings	10,447	10,447
Equipment	5,065	5,039
	18,180	18,160
Accumulated depreciation	(9,146)	(8,679)
	$9,034	$9,481

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

7)	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2010 and 2009 was $120,402,000 and $127,258,000 respectively.  Brokered deposits totaled $40,331,000 and $63,980,000 at December 31, 2010 and 2009 respectively.  The scheduled maturities of time deposits (in thousands) at December 31, 2010 are as follows:

2011	$236,515
2012	54,597
2013	41,174
2014	9,331
2015	17,150
$358,767

At December 31, 2010 and 2009, overdraft demand and savings deposits reclassified to loans totaled $52,000 and $51,000, respectively.  At December 31, 2010, the Company had deposits to one public depositor totaling $12,618,000.

8)	OTHER BORROWINGS

	December 31,
(in thousands)	2010	2009

Advance from Federal Home Loan Bank with interest at 4.00%, payable monthly, with principal due April 19, 2010	$-	$1,000
Advance from Federal Home Loan Bank with interest at 3.16%, payable monthly, and principal due quarterly with a final principal payment due April 19, 2010	-	214
Treasury tax and loan note option account, with interest at .25% less than the federal funds rate, due on demand	755	222

	$755	$1,436

The Federal Home Loan Bank has issued a letter of credit, in favor of the Bank, to a correspondent, in the amount of $175,000.  Securities with a market value of $317,000 are pledged to the Federal Home Loan Bank in support of the letter of credit.

At December 31, 2010, the Company has an unused line of credit with the Federal Reserve Bank of Atlanta, secured by a portion of the Company’s commercial loan portfolio with a carrying value of $71,290,000.  The amount of the line available for the Company’s use is 44% of the amount pledged.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

9)	EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

The Company has a noncontributory profit-sharing plan covering substantially all Bank employees.  There were no contributions to the plan charged to expense during 2010, 2009 and 2008.

401(k) Retirement Plan

The Company has a contributory 401(k) retirement plan covering substantially all employees.  The Company matches 50% of an employee’s contribution up to a maximum amount equal to 4% of the contributing employee’s salary.  Effective November 1, 2009, the Company suspended the matching of employee contributions.  There were no matching contributions charged to expense during 2010.  Matching contributions charged to expense during 2009 and 2008 amounted to $62,163 and $84,325, respectively.

Deferred Compensation Plan

The Company has various deferred compensation agreements providing for retirement benefits for certain current and past officers.  Effective November 1, 2009, the Company suspended new contributions to the plans and the payment of any interest on the outstanding balances.  There were no amounts charged to expense under these agreements in 2010.  Amounts charged to expense under these agreements totaled $39,886 and $59,844 for the years ended December 31, 2009 and 2008, respectively.  Retirement benefits paid amounted to $33,213 and $26,570 for the years ended December 31, 2010 and 2009, respectively.  Accrued deferred compensation of $620,333 and $653,546 is included in other liabilities as of December 31, 2010 and 2009, respectively.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

10)	INCOME TAXES

The allocation of income tax expense (benefit) between current and deferred income taxes is as follows:

	Years Ended December 31,
(amounts in thousands)	2010	2009	2008

Current
Federal	$268	$(17,191)	$(3,526)
State	(39)	(301)	(552)

Deferred
Federal	(2,205)	(765)	(3,523)
State	(386)	(486)	(941)
Valuation allowance	2,591	7,634	1,970
Income tax expense (benefit)	$229	$(11,109)	$(6,572)

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to loss before income taxes.  A reconciliation of the differences is as follows:

	Years Ended December 31,
(amounts in thousands)	2010	2009	2008

Income tax benefit at federal statutory rate	$(2,268)	$(16,744)	$(7,321)
Tax-exempt interest	(55)	(62)	(109)
State income tax benefit	(278)	(1,924)	(1,190)
Valuation allowance	2,591	7,634	1,970
Surtax exemption	-	230	(98)
Revision of prior year estimate	268	-	-
Other items, net	(29)	(243)	176
Income tax expense (benefit)	$229	$(11,109)	$(6,572)

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

10)	INCOME TAXES, continued

The components of the net deferred tax assets, included in other assets, are as follows:

	December 31,
(amounts in thousands)	2010	2009

Deferred tax assets:
Loan loss reserves	$4,187	$5,154
Net operating loss carryforward	3,490	1,463
Deferred compensation	240	253
Deferred loan fees	5	14
Foreclosed properties expense	3,429	1,915
Unused state tax credits	820	819
Contributions	4	3
	12,175	9,621
Valuation allowance	(12,129)	(9,089)
	46	532

Deferred tax liabilities:
Securities available for sale	36	485
Depreciation	10	47
	46	532

Net deferred tax assets	$-	$-

At December 31, 2010, the Company had state net operating loss carryforwards of approximately $40,608,000 that begin to expire in 2030 if not previously utilized and  $5,703,000 in federal net operating loss carryforwards that being to expire in 2030 if not previously utilized.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

11)	RELATED PARTY TRANSACTIONS

During the normal course of business, the Company makes loans to its principal officers, directors and their affiliates on the same terms and conditions as it does to other borrowers.  Loans to principal officers, directors and their affiliates during 2010, in thousands, were as follows:

Balance, beginning of year	$238
Advances	468
Repayments	(155)
Adjustment to status of related party	(82)
Balance, end of year	$469

Deposits from principal officers, directors and their affiliates at December 31, 2010 and 2009 were $5,788,000 and $7,645,000, respectively.

12)	COMMITMENTS AND CONTINGENCIES

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

	December 31,
(in thousands)	2010	2009

Standby letters of credit	$2,056	$2,671

Commitments to extend credit	16,388	36,236

	$18,444	$38,907

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

12)	COMMITMENTS AND CONTINGENCIES, continued

Loan Commitments, continued

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  Collateral held varies as specified above and is required in instances that the Company deems necessary.

At December 31, 2010 and 2009, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant.  For the year ended December 31, 2010, the Company was required to fund two different financial standby letters of credit totaling $18,000.  Both of these loans are performing as agreed as of December 31, 2010.  For the year ended December 31, 2009, the Company was required to fund four different financial standby letters of credit totaling $1,013,000.  Of that amount, $1,000,000 has been paid in full and the remainder was deemed uncollectible.  The Company did not incur any losses on financial standby letters of credit for the year ended December 31, 2008.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings and actions to protect its interests in collateral supporting its loans.  In the opinion of management, any liability or loss resulting from such proceedings or outcomes of such actions would not have a material adverse effect on the Company’s financial statements.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

13)	CONCENTRATIONS OF CREDIT RISK

The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Henry County and surrounding counties.  The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Ninety-five percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area.  Forty percent of the Company’s loan portfolio is specifically concentrated in real estate construction loans.  Accordingly, the ultimate collectability of the loan portfolio and recovery of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area.  The concentrations of credit by type of loan are set forth in Note 4.

The Bank, as a matter of state law, does not generally extend additional credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $3,750,000.

14)	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval.  At December 31, 2010, no dividends could be declared without prior regulatory approval.

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

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

14)	REGULATORY MATTERS, continued

As a result of examination findings in mid 2009 by the Georgia Department of Banking and Finance, (the “DBF”) and the Federal Deposit Insurance Corporation (the “FDIC”), (collectively, the “Supervisory Authorities”), the Bank’s Directors, on May 14, 2010, entered into a Stipulation and Consent Agreement with the Supervisory Authorities agreeing to the issuance of a Consent Order (the “Order”). Specifically, the Order requires:  increased involvement by the Bank’s Board of Directors; an assessment of current and future management and staffing needs; reductions in adversely classified assets; improvement in the overall quality and management of the loan portfolio;  adequate allowance for loan losses; a Tier I leverage capital ratio of not less than 8% and a Total Risk Based capital ratio of not less than 10%; establishment of a plan to maintain adequate liquidity including a prohibition on accepting brokered deposits and a limitation on interest rates paid on all deposits;  prior Supervisory Authority approval to pay cash dividends or Board of Director compensation;  and adoption of an annual strategic plan and budget.  The Order also establishes a framework and timeframes for the Bank reporting on its compliance with the provisions of the Order.  Most of the provisions of the Order were already being addressed by management.  However, there can be no assurance that the Bank will be successful in meeting all of the requirements of the Order.

If the Bank fails to adequately address, or make substantial progress towards resolution of the regulatory concerns in the Order, the Supervisory Authorities may take further action including, but not limited to, additional requirements for maintaining sufficient capital under the Order.  An ongoing failure to adequately address or make substantial progress towards addressing the concerns of the Supervisory Authorities could ultimately result in the eventual appointment of a receiver or conservator of the Bank’s assets.

The Supervisory Authorities examined the Bank during June and July 2010 and conducted an onsite visitation during February 2011.  The findings of the Supervisory Authorities are fully reflected in the accompanying financial statements.

To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.  At December 31, 2010 under the prompt corrective active framework, the Bank’s Tier 1 Risk Based Capital Ratio was considered undercapitalized and the Bank’s Tier 1 Leverage Ratio and the Bank’s Total Risk Based Capital Ratio were considered significantly undercapitalized.  Therefore as of December 31, 2010, the Bank is considered, under the prompt corrective action framework, significantly undercapitalized as the lowest ratio determines the regulatory category.  Prompt corrective action provisions are not applicable to bank holding companies.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

14)	REGULATORY MATTERS, continued

					To Be Well
					Capitalized Under
			For Capital Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2010
Total Risk-Based Capital
Consolidated	$21,276	4.39%	$38,737	8.00%	N/A	N/A
Bank	$21,104	4.35%	$38,784	8.00%	$48,480	10.00%
Tier I Risk-Based Capital
Consolidated	$15,193	3.14%	$19,369	4.00%	N/A	N/A
Bank	$15,021	3.10%	$19,392	4.00%	$29,088	6.00%
Tier I Leverage Capital
Consolidated	$15,193	2.68%	$22,647	4.00%	N/A	N/A
Bank	$15,021	2.65%	$22,665	4.00%	$28,331	5.00%

As of December 31, 2009
Total Risk-Based Capital
Consolidated	$28,233	5.55%	$40,713	8.00%	N/A	N/A
Bank	$28,053	5.51%	$40,702	8.00%	$50,877	10.00%
Tier 1 Risk-Based Capital
Consolidated	$21,902	4.30%	$20,356	4.00%	N/A	N/A
Bank	$21,722	4.27%	$20,351	4.00%	$30,526	6.00%
Tier I Leverage Capital
Consolidated	$21,902	3.38%	$25,917	4.00%	N/A	N/A
Bank	$21,722	3.35%	$25,910	4.00%	$32,387	5.00%

15)	FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Company’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

15)	FAIR VALUE OF ASSETS AND LIABILITIES, continued

Determination of Fair Value, continued

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 Valuation is based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.  Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market.  Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly.  The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

15)	FAIR VALUE OF ASSETS AND LIABILITIES, continued

Fair Value Hierarchy, continued

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Interest-Bearing Deposits in Banks:  The carrying amounts of cash and short-term instruments approximate fair values due to the short-term nature of the assets.

Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities:  Where quoted prices are available in an active market, the securities are classified within level 1 of the valuation hierarchy.  Securities are defined as both long and short positions.  Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, fair values are estimated using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads.  Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include obligations of Government Sponsored Entities (“GSE”), corporate bonds, and other securities.  Mortgage-backed securities are included in level 2 if observable inputs are available.  In certain cases where there is limited activity or less transparency around inputs to the valuation, those securities are classified in level 3.

Loans:  For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.  Fair values for certain mortgage loans (for example, one-to-four family residential), and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securities securitization transactions, adjusted for differences in loan characteristics.  Fair value for other loans (for example, commercial real estate and commercial loans) are estimated using discounted cash flow analyses, using market interest rates for comparable loans.  Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

15)	FAIR VALUE OF ASSETS AND LIABILITIES, continued

Fair Value Hierarchy, continued

Deposit Liabilities:  The fair values disclosed for demand deposits (for example, interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts).  The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date.  Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings:  The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values.  Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Accrued Interest:  The carrying amounts of accrued interest approximate fair value.

Off-Balance Sheet Credit-Related Instruments:  Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

15)	FAIR VALUE OF ASSETS AND LIABILITIES, continued

Assets and Liabilities Measured at Fair Value on a Recurring Basis:  Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2010 Using
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value

Assets
Securities available for sale	$6,621	$60,594	$-	$67,215
Total assets at fair value	$6,621	$60,594	$-	$67,215

	Fair Value Measurements at December 31, 2009 Using
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value

Assets
Securities available for sale	$1,211	$70,966	$-	$72,177
Loans held for sale	-	499	-	499
Total assets at fair value	$1,211	$71,465	$-	$72,676

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

15)	FAIR VALUE OF ASSETS AND LIABILITIES, continued

Assets Measured at Fair Value on a Nonrecurring Basis:  Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis.  The following table presents the nonrecurring fair value changes made to financial instruments carried on the consolidated balance sheet by caption for the years ended December 31.

	2010 Fair Value Changes Based On:
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses

Impaired loans	$-	$344	$3,017	$3,361
Foreclosed assets	-	480	3,869	4,349
Total	$-	$824	$6,886	$7,710

	2009 Fair Value Changes Based On:
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses

Impaired loans	$-	$22,013	$20,149	$42,162
Foreclosed assets	-	42	2,512	2,554
Total	$-	$22,055	$22,661	$44,716

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

15)	FAIR VALUE OF ASSETS AND LIABILITIES, continued

Assets Measured at Fair Value on a Nonrecurring Basis, continued

	2008 Fair Value Changes Based On:
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses

Impaired loans	$-	$-	$14,962	$14,962
Foreclosed assets	-	-	2,911	2,911
Total	$-	$-	$17,873	$17,873

In accordance with the provisions of the loan impairment guidance (FASB ASC 310-10-35), individual loans and foreclosed properties with level 2 carrying amounts of $26,730,000 and $29,388,000, respectively, were written down to their fair values of $26,386,000 and $28,908,000, resulting in impairment charges to earnings in 2010 of $344,000 and $480,000, respectively.  Individual loans and foreclosed properties with level 3 carrying amounts of $70,514,000 and $54,413,000, respectively, were written down to their fair values of $67,497,000 and $50,544,000, resulting in impairment charges to earnings in 2010 of $3,017,000 and $3,869,000.  During 2009, individual loans and foreclosed properties with level 2 carrying amounts of $63,034,000 and $27,369,000, respectively, were written down to their fair values of $41,021,000 and $27,327,000, resulting in impairment charges to earnings in 2009 of $22,013,000 and $42,000, respectively.  Individual loans and foreclosed properties with level 3 carrying amounts of $61,763,000 and $24,917,000, respectively, were written down to their fair values of $41,614,000 and $22,405,000, resulting in impairment charges to earnings in 2009 of $20,149,000 and $2,512,000.  Fair values for impaired loans are estimated using the present value of expected cash flows discounted at the loans effective interest rate or the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions.

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets.  Subsequently, foreclosed assets are carried at the lower of carrying value or fair value, less estimated disposal costs.  Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral.  When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed assets as nonrecurring Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

15)	FAIR VALUE OF ASSETS AND LIABILITIES, continued

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
(in thousands)	Amount	Value	Amount	Value

Financial assets:
Cash, interest-bearing deposits in banks, and excess Federal Reserve balances	$32,422	$32,422	$38,222	$38,222
Securities available for sale	67,215	67,215	72,177	72,177
Securities held to maturity	375	378	695	705
Restricted equity securities	1,194	1,194	1,266	1,266
Loans held for sale	-	-	499	499
Loans, net	369,418	369,167	421,567	425,531
Accrued interest receivable	1,612	1,612	2,222	2,222

Financial liabilities:
Deposits	$544,663	$549,935	$586,101	$595,438
Other borrowings	755	755	1,436	1,478
Accrued interest payable	1,522	1,522	2,116	2,116

16)	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2010 and 2009 and statements of operations and cash flows of Henry County Bancshares, Inc. for the years ended December 31, 2010, 2009 and 2008.

CONDENSED BALANCE SHEETS

	December 31,
(in thousands)	2010	2009
Assets
Cash	$44	$48
Investment in subsidiaries	15,109	23,147
Premises and equipment	132	136
Total assets	$15,285	$23,331

Liabilities and Stockholders’ Equity
Liabilities	$4	$4
Stockholders’ equity	15,281	23,327
Total liabilities and stockholders’ equity	$15,285	$23,331

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

16)	PARENT COMPANY FINANCIAL INFORMATION, continued

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(in thousands)	2010	2009	2008

Income
Dividends from bank subsidiary	$-	$-	$2,136
Rental income	4	14	13
Total income	4	14	2,149

Expense
Depreciation	4	5	6
Other expenses	8	67	58
Total expenses	12	72	64

Earnings (loss) before income tax benefits and equity in undistributed loss of subsidiaries	(8)	(58)	2,085

Income tax benefits	-	-	(20)

Earnings (loss) before equity in undistributed loss of subsidiaries	(8)	(58)	2,105

Equity in undistributed loss of subsidiaries	(6,701)	(36,594)	(16,452)

Net loss	$(6,709)	$(36,652)	$(14,347)

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, continued

16)	PARENT COMPANY FINANCIAL INFORMATION, continued

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in thousands)	2010	2009	2008

OPERATING ACTIVITIES
Net loss	$(6,709)	$(36,652)	$(14,347)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	4	5	6
Loss of subsidiaries	6,701	36,594	16,452
Net other operating activities	-	11	(41)
Net cash (used in) provided by operating activities	(4)	(42)	2,070

FINANCING ACTIVITIES
Dividends paid	-	-	(2,137)
Purchase of treasury stock	-	-	(61)
Net cash used in financing activities	-	-	(2,198)

Net decrease in cash	(4)	(42)	(128)
Cash at beginning of year	48	90	218
Cash at end of year	$44	$48	$90